Exhibit 10.8(a)

Execution Version

MASTER REPURCHASE AGREEMENT

Dated as of December 2, 2005

by and among

AAMES CAPITAL CORPORATION,

AAMES FUNDING CORPORATION,

and

AAMES INVESTMENT CORPORATION,
as Sellers

and

MORGAN STANLEY BANK,
as Buyer

i

	6.07	Approvals	33
	6.08	Margin Regulations	34
	6.09	Taxes	34
	6.10	Investment Company Act	34
	6.11	Purchased Items; Security Interests.	34
	6.12	Chief Executive Office/Jurisdiction of Organization	35
	6.13	Location of Books and Records	35
	6.14	True and Complete Disclosure	35
	6.15	Tangible Net Worth	35
	6.16	ERISA	35
	6.17	Capitalization	36
	6.18	Hedges	36
	6.19	Regulatory Status	36
	6.20	Real Estate Investment Trust	36
	6.21	Compliance with Anti-Money Laundering Laws	36
	6.22	Solvency	36

Section	7.	Covenants of the Sellers.	37
	7.01	Financial Statements	37
	7.02	Litigation	39
	7.03	Existence, etc	39
	7.04	Prohibition of Fundamental Changes	40
	7.05	Margin Deficiency	40
	7.06	Notices	40
	7.07	Hedging	41
	7.08	Reports	41
	7.09	Underwriting Guidelines	41
	7.10	Transactions with Affiliates	41
	7.11	Limitation on Liens	42
	7.12	Limitation on Guarantees	42
	7.13	Limitation on Distributions	42
	7.14	Financial Covenants.	42
	7.15	[Reserved]	43
	7.16	No Adverse Selection	43
	7.17	Remittance of Prepayments	43
	7.18	Servicer; Servicer Report	43

Section	8.	Events of Default.	43

Section	9.	Remedies Upon Default.	46

Section	10.	No Duty of Buyer.	46

Section	11.	Miscellaneous.	46
	11.01	Waiver	46
	11.02	Notices	47
	11.03	Indemnification and Expenses.	47
	11.04	Amendments	48
	11.05	Assignments and Participations.	48
	11.06	Successors and Assigns	49
	11.07	Survival	49

11.08	Captions	49
11.09	Counterparts	50
11.10	Repurchase Agreement Constitutes Security Agreement; Governing Law	50
11.11	Submission To Jurisdiction; Waivers	50
11.12	WAIVER OF JURY TRIAL	50
11.13	Acknowledgments	51
11.14	Hypothecation or Pledge of Purchased Items	51
11.15	Servicing.	51
11.16	Periodic Due Diligence Review	52
11.17	Set-Off	53
11.18	Intent.	53
11.19	Disclosure Relating to Certain Federal Protections	54
11.20	Joint and Several Liability	54
11.21	Treatment of Certain Information	54
11.22	Substitution	55

SCHEDULES

Schedule 1	Representations and Warranties re: Mortgage Loans
Schedule 2	Filing Jurisdictions and Offices; Identification Numbers
Schedule 3	Capitalization
Schedule 4	Servicing Fields
Schedule 5	Trade Names

EXHIBITS

Exhibit A	Form of Custodial Agreement
Exhibit B	Form of Takeout Proceeds Identification Letter
Exhibit C	Form of Opinion of Counsel to Sellers
Exhibit D	Form of Transaction Request
Exhibit E-1	Form of Seller’s Release Letter
Exhibit E-2	Form of Warehouse Lender’s Release Letter
Exhibit F	Underwriting Guidelines
Exhibit G	Form of Servicer Notice
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Notice of Prepayment

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of December 2, 2005 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Repurchase Agreement”), by and among AAMES CAPITAL CORPORATION, a California corporation (“Aames Capital”), AAMES FUNDING CORPORATION, a California corporation (“Aames Funding”), AAMES INVESTMENT CORPORATION, a Maryland corporation (“Aames Investment”, together with Aames Capital and Aames Funding, collectively, the “Sellers”, each a “Seller”) and MORGAN STANLEY BANK (the “Buyer”).

RECITALS

WHEREAS, the Sellers, as borrowers, and the Buyer, as lender, are parties to that certain Master Loan and Security Agreement, dated as of October 21, 2004 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Loan Agreement”).

WHEREAS, in light of recent changes in the Bankruptcy Code (defined below), the parties have agreed to substitute this Repurchase Agreement for the Existing Loan Agreement and to change the nature of their relationship from “borrowers” and “lender” to “sellers” and “buyer” as provided herein.

WHEREAS, in furtherance of the foregoing, the Sellers have each requested that the Buyer from time to time enter into transactions (each, a “Transaction”), pursuant to which a Seller shall sell to the Buyer, and the Buyer shall purchase from such Seller, on the Purchase Date (defined below) for such Transaction, certain Eligible Mortgage Loans (defined below), with a simultaneous agreement by the Buyer to sell to such Seller, and by such Seller to repurchase from the Buyer, Purchased Loans (defined below) on the related Repurchase Date (defined below) against payment by such Seller of an amount equal to the related Repurchase Price (defined below).

WHEREAS, each Seller is engaged in a business that is complimentary to the business of the other Sellers. Each Seller will directly benefit from each Transaction entered into by another Seller, and the proceeds of each Transaction will inure to the benefit of each Seller.

NOW, THEREFORE, in consideration of the premises and mutual obligations set forth herein, each of the Sellers and the Buyer hereby agree that the Existing Loan Agreement is hereby amended, superceded and restated in its entirety as set forth in the heading and recitals hereto and as follows:

Section 1. Definitions and Accounting Matters.

1.01                           Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Aames Capital” shall have the meaning provided in the heading hereto.

“Aames Funding” shall have the meaning provided in the heading hereto.

“Aames Investment” shall have the meaning provided in the heading hereto.

“Accepted Servicing Practices” shall mean, with respect to any Purchased Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Purchased Loans in the jurisdiction where the related Mortgaged Property is located.

“Adjusted Indebtedness” shall mean an amount equal to Total Indebtedness less any outstanding non-recourse real estate investment trust portfolio debt.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Anti-Money Laundering Laws” shall have the meaning provided in Section 6.21 hereof.

“Applicable Pricing Spread” shall mean the sum of the weighted averages of the applicable rates per annum for each type of Eligible Mortgage Loan for each day that Transactions are outstanding in respect of such type of Eligible Mortgage Loans, determined by multiplying (a) for each type of Eligible Mortgage Loan set forth in the table below, a fraction equal to the Recognized Value of all Eligible Mortgage Loans of such type divided by the Recognized Value of all Eligible Mortgage Loans subject to Transactions then outstanding, times (b) for each type of Eligible Mortgage Loan set forth in the table below, the percentage set forth in the table below opposite such type of Eligible Mortgage Loan:

Type of Eligible Mortgage Loan	Applicable Pricing Spread
First Lien Loan that is a Performing Loan	0.85%
Second Lien Loan that is a Performing Loan	0.85%
First Lien Loan or Second Lien Loan that is a Class A Defaulted Loan	1.20%
First Lien Loan or Second Lien Loan that is a Class B Defaulted Loan	1.20%
First Lien Loan or Second Lien Loan that is a Class C Defaulted Loan	1.50%

“Applicable Purchase Percentage” shall mean, with respect to each Eligible Mortgage Loan, the applicable purchase percentage set forth in the table below opposite the applicable type of Eligible Mortgage Loan:

Type of Eligible Mortgage Loan	Applicable Purchase Percentage
First Lien Loan that is a Performing Loan	97%
Second Lien Loan that is a Performing Loan	97%
First Lien Loan or Second Lien Loan that is a Class A Defaulted Loan	80%
First Lien Loan or Second Lien Loan that is a Class B Defaulted Loan	75%
First Lien Loan or Second Lien Loan that is a Class C Defaulted Loan, prior to receipt by the Buyer of a BPO for such Class C Defaulted Loan	50%
First Lien Loan or Second Lien Loan that is a Class C Defaulted Loan, after receipt by the Buyer of a BPO for such Class C Defaulted Loan	65%
Kick-Out Mortgage Loans	90%

“Assignment and Acceptance” shall have the meaning set forth in Section 11.05(a) hereof.

“Assignment of Mortgage” means, with respect to any mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related mortgaged property is located to reflect the assignment and pledge of the mortgage.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“BPO” shall mean a broker’s price opinion relating to the Mortgaged Property securing an Eligible Mortgage Loan, in form and substance satisfactory to the Buyer in its sole discretion from a broker chosen by the Buyer.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Buyer” shall have the meaning provided in the introductory paragraph hereof.

“Calculation Period” shall mean, with respect to any Transaction, (a) initially, the period commencing on the Purchase Date to but excluding the first Payment Date; and (b) thereafter, each period commencing on a Payment Date to but excluding the next Payment Date. Notwithstanding the foregoing, no Calculation Period may end after the Termination Date.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and retained earnings in excess of $750,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or (h) available capacity under committed revolving facilities, other than the Buyer’s revolving facility.

“Class” shall mean, as to any Defaulted Loan, its status as a Class A Defaulted, Loan, Class B Defaulted Loan or a Class C Defaulted Loan.

“Class A Defaulted Loan” shall mean an Eligible Mortgage Loan for which the related Mortgagor is thirty (30) to fifty-nine (59) days delinquent in scheduled payments of principal and interest as at the end of the preceding calendar month.

“Class B Defaulted Loan” shall mean an Eligible Mortgage Loan for which the related Mortgagor is sixty (60) to eighty-nine (89) days delinquent in scheduled payments of principal and interest as at the end of the preceding calendar month.

“Class C Defaulted Loan” shall mean an Eligible Mortgage Loan for which the related Mortgagor is ninety (90) days or more delinquent in scheduled payments of principal and interest or which is subject to foreclosure proceedings as at the end of the preceding calendar month.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided in Section 4.01(d) hereof.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of December 2, 2005, among the Sellers, the Custodian and the Buyer, attached as Exhibit A hereto, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, formerly known as Bankers Trust Company, as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulted Loan” shall mean a Class A Defaulted Loan, a Class B Defaulted Loan or a Class C Defaulted Loan.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by the Buyer of any or all of the reviews permitted under Section 11.16 hereof with respect to any or all of the Mortgage Loans, as desired by the Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Eligible Mortgage Loan” shall mean a Mortgage Loan secured by a first mortgage lien or a second mortgage lien on a one-to-four family residential property, as to which the representations and warranties in Section 6.11 and Part I of Schedule 1 hereof are correct; provided that, in no event shall any Eligible Mortgage Loan be a security for purposes of any securities or blue-sky laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Seller is a member.

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time

“Eurodollar Base Rate” shall mean, with respect to each day any Transaction is outstanding, the rate per annum equal to the rate appearing at page 5 of the Telerate Screen as one-month LIBOR on such date (and if such date is not a Business Day, the rate quoted as one-month LIBOR on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the rate per annum at which the Agent is offered Dollar deposits at or about 10:00 a.m.,

New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of the Transactions are then being conducted for delivery on such day for a period of thirty (30) days and in an amount comparable to the aggregate Purchase Price of all Transactions outstanding on such day.

“Eurodollar Rate” shall mean with respect to each day during each Calculation Period pertaining to a Eurodollar Transaction, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 – Eurodollar Rate Reserve Percentage

“Eurodollar Rate Reserve Percentage” shall mean, for any Calculation Period pertaining to a Eurodollar Transaction, the reserve percentage applicable two (2) Business Days before the first day of such Calculation Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Transactions is determined) having a term comparable to such Calculation Period.

“Eurodollar Transaction”  shall mean a Transaction with respect to which the related Pricing Rate is determined by reference to the Eurodollar Rate.

“Event of Default” shall have the meaning provided in Section 8 hereof.

“Excess Proceeds” shall have the meaning provided in Section 2.08 hereof.

“Executive Order” shall have the meaning provided in Section 6.21 hereof.

“Existing Loan Agreement” shall have the meaning provided in the first Recitals paragraph hereof.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Buyer from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the letter dated the date hereof among the Sellers, the Buyer and Morgan Stanley Mortgage Capital Inc.

“First Lien Loan” shall mean an Eligible Mortgage Loan for which the related Mortgage constitutes a first priority lien on the related Mortgaged Property.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over any Seller, any of its Subsidiaries or any of its properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by the Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Income” shall mean, with respect to any Purchased Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the securitization of such Purchased Loan or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance) in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan.

“Indebtedness” shall mean, for any Person without duplication:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days from the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Interest-Only Mortgage Loan” shall mean a Mortgage Loan which, for the period of time specified in the related Mortgage Note, requires only the payment of interest.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Purchased Loans, any short sale of US Treasury Securities, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by any Seller and an Affiliate of the Buyer, and acceptable to the Buyer.

“Kick-Out Mortgage Loans” shall mean any Purchased Loan (including any proposed Purchased Loan) which has been rejected from purchase by a buyer of mortgage loans for any reason.

“Leverage Ratio” shall mean, at any time, the ratio of (i) the aggregate principal amount of all Indebtedness of Parent and its respective Subsidiaries at such time which on a consolidated basis, in accordance with GAAP, would be required to be reflected on a consolidated balance sheet of Parent and its respective Subsidiaries as a liability to (ii) the sum of (1) the Tangible Net Worth of Parent and its respective Subsidiaries plus (2) with respect to Parent and its Subsidiaries only, accrued but unpaid dividends on preferred stock at such time.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Margin Base” shall mean the aggregate Recognized Value of all Purchased Loans subject to Transactions from time to time outstanding hereunder; provided, that the following limitations shall apply at all times:

(i)                                     the aggregate Recognized Value of all Second Lien Loans that are Performing Loans shall not exceed $50,000,000;

(ii)                                  the aggregate Recognized Value of all First Lien Loans or Second Lien Loans that are Class A Defaulted Loans shall not exceed $10,000,000;

(iii)                               the aggregate Recognized Value of all First Lien Loans or Second Lien Loans that are Class B Defaulted Loans shall not exceed $10,000,000;

(iv)                              the aggregate Recognized Value of all First Lien Loans or Second Lien Loans that are Class C Defaulted Loans shall not exceed $5,000,000;

(v)                                 the aggregate Recognized Value of all Non-Owner Occupied Mortgage Loans shall not exceed $25,000,000;

(vi)                              the aggregate Recognized Value of all Interest-Only Mortgage Loans shall not exceed $125,000,000;

(vii)                           the aggregate Recognized Value of all Stated Documentation Mortgage Loans shall not exceed $225,000,000;

(viii)                        the aggregate Recognized Value of all Purchased Loans with respect to which the related Mortgagor has a FICO less than 550 shall not exceed $50,000,000; and

(ix)                                the Recognized Value shall be deemed to be zero with respect to each Purchased Loan:

(1)                                  in respect of which there is a breach of a representation and warranty set forth on Schedule 1 (assuming each representation and warranty is made as of any date the Margin Base is determined);

(2)                                  except with respect to Kick-Out Mortgage Loans, which remains subject to a Transaction outstanding hereunder later than 150 days after the initial Purchase Date therefor;

(3)                                  which is a Kick-Out Mortgage Loan that remains subject to a Transaction outstanding hereunder later than ninety (90) days after the initial Purchase Date therefor (without regard to whether such Purchased Loan was identified as a Kick-Out Mortgage Loan on or after such initial Purchase Date);

(4)                                  which has been released from the possession of the Custodian under the Custodial Agreement to a Seller for a period in excess of fourteen (14) days;

(5)                                  which is a Kick-Out Mortgage Loan that has been rejected for purchase by any buyer of mortgage loans more than once or by more than one buyer of mortgage loans;

(6)                                  which exceed the limitations on Recognized Value set forth in (i) through (vi) above; or

(7)                                  which is a Class C Defaulted Loan for which a BPO is unable to be obtained following reasonable efforts to obtain the same, determined in the sole discretion of the Buyer.

“Margin Deficiency” shall have the meaning provided in Section 2.05 hereof.

“Market Value” shall mean, (a) with respect to any Eligible Mortgage Loan other than a Class C Defaulted Loan, as of any date in respect of such Eligible Mortgage Loan, the price at which such Eligible Mortgage Loan could readily be sold, as determined in good faith by the Buyer in its sole discretion, which price may be determined to be zero, and (b) with respect to any Eligible Mortgage Loan that is a Class C Defaulted Loan, the market value thereof determined as follows (the Buyer’s determination of Market Value shall, with respect to both clause (a) and (b), in all cases be conclusive upon the parties absent manifest error on the part of the Buyer). Promptly following the inclusion of an Eligible Mortgage Loan in the Margin Base as a Class C Defaulted Loan, the Buyer shall seek to obtain a BPO for the related Mortgaged Property at the expense of the Sellers. The Buyer shall determine the market value of such Class C Defaulted Loan based upon the net proceeds that the Buyer, in its sole discretion, determines are reasonably likely to be obtained upon a sale of such Mortgaged Property in light of the results of the most recently obtained related BPO and the Buyer’s determination of all ancillary and related costs to be paid prior to or in connection with the maintenance and disposition of such Mortgaged Property.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of any Seller, (b) the ability of any Seller to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Buyer under any of the Repurchase Documents, (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or (f) the Purchased Items or the Collateral.

“Maximum Amount” shall mean $500,000,000; provided, that at any time the aggregate outstanding Purchase Price of all Transactions entered into by Aames Investment and Aames Capital shall not exceed $499,000,000 and $1,000,000 will be for the exclusive use of Aames Funding.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second lien on the fee in real property securing the Mortgage Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan” shall mean a mortgage loan which the Custodian has been instructed to hold for the Buyer pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, a (i) Mortgage Note and related Mortgage and (ii) all right, title and interest of the applicable Seller in and to the Mortgaged Property covered by such Mortgage.

“Mortgage Loan Data File” shall mean a computer-readable file containing information with respect to each Mortgage Loan, to be delivered by the Seller to the Buyer pursuant to Section 2.02(a) hereof, which electronic file fields are identified on Annex I to the Custodial Agreement.

“Mortgage Loan Documents” shall mean, with respect to a Mortgage Loan, the documents comprising the Mortgage File for such Mortgage Loan.

“Mortgage Loan Schedule” shall have the meaning assigned to such term in the Custodial Agreement.

“Mortgage Loan Schedule and Exception Report” shall have the meaning assigned to such term in the Custodial Agreement.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a mortgagor/borrower with respect to a Mortgage Loan.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor on a Mortgage Note.

“MS & Co.” shall mean Morgan Stanley & Co. Incorporated, a registered broker-dealer.

“MS Indebtedness” shall mean any indebtedness of the Sellers hereunder and under any other arrangement between any Seller on the one hand and the Buyer or an Affiliate of the Buyer on the other hand.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” shall mean, for any period, the net income of Aames Investment for such period as determined in accordance with GAAP.

“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Non-Owner Occupied Mortgage Loan” shall mean a Mortgage Loan with respect to which the Mortgagor does not occupy the related Mortgaged property, based on the representation made by the Mortgagor at the time of the related Mortgage Loan origination.

“OFAC Regulations” shall have the meaning provided in Section 6.21 hereof.

“Parent” shall mean Aames Investment Corporation.

“Payment Date” shall have the meaning provided in Section 2.04(b) hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performing Loan” shall mean an Eligible Mortgage Loan for which the related Mortgagor is current or fewer than thirty (30) days delinquent in scheduled payments of principal and interest as at the end of the preceding calendar month.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall mean, with respect to any amount of Repurchase Price or any other amount owing by any Seller under this Repurchase Agreement or any other Repurchase Document that is not paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise, but not including by optional prepayment), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to four percent (4%) per annum plus the Prime Rate and in no event shall such rate exceed the maximum rate permitted by law.

“Predatory Lending Practices” shall mean any and all underwriting and lending policies, procedures and practices defined or enumerated in any local or municipal ordinance or regulation or any state or federal regulation or statute prohibiting, limiting or otherwise relating to the protection of consumers from such policies, procedures and practices. Such policies, practices and procedures may include, without limitation, charging excessive loan, broker, and closing fees, charging excessive rates of loan interest, making loans without regard to a consumer’s ability to re-pay the loan, refinancing loans with no material benefit to the consumer, charging fees for services not actually performed, discriminating against consumers on the basis of race, gender, or age, failing to make proper disclosures to the consumer of the consumer’s rights under federal and state law, and any other predatory lending policy, practice or procedure as defined by ordinance, regulation or statute.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Requirements of Law relating to money laundering or terrorism.

“Price Differential” means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for the Purchased Loans subject to such Transaction during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the applicable Repurchase Date (reduced by any amount of such Price Differential previously paid by any Seller to the Buyer, with respect to such Transaction).

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the Eurodollar Rate plus (b) the Applicable Pricing Spread; provided, that Pricing Rate shall be the applicable Post-Default Rate for any Transaction and on any other amount payable by the applicable Seller hereunder that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory repurchase or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full; provided further, that in no event shall such rate exceed the maximum rate permitted by law.

“Prime Rate” shall mean the prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Advice” shall have the meaning provided in Section 2.08 hereof.

“Purchase Advice Deficiency” shall have the meaning provided in Section 2.08 hereof.

“Purchase Date” shall mean the date on which a Transaction is entered into hereunder.

“Purchase Price” shall mean, with respect to each Purchased Loan, (i) on each Purchase Date therefor, an amount equal to the Recognized Value of such Purchased Loan on such Purchase Date and (ii) thereafter, such amount decreased by the amount of any payments made by any Seller hereunder that are applied in reduction of such amount.

“Purchased Items” shall have the meaning provided in Section 4.01(c) hereof.

“Purchased Loans” shall mean the Eligible Mortgage Loans sold by any Seller to the Buyer in Transactions hereunder (together with any additional Eligible Mortgage Loans transferred pursuant to Section 2.05 hereof).

“Recognized Value” shall mean, with respect to each Eligible Mortgage Loan, the lesser of (a) (i) the Applicable Purchase Percentage of the Market Value of such Eligible Mortgage Loan or (ii) in the case of any Class C Defaulted Loan prior to the receipt by the Buyer of a BPO relating thereto, the Applicable Purchase Percentage of the outstanding principal balance of such Class C Defaulted Loan, and (b) 100% of the outstanding principal balance of such Eligible Mortgage Loan.

“Reg AB” shall have the meaning provided in Section 7.18 hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT Distribution Requirement” shall mean distributions reasonably necessary for each REIT Seller to maintain its REIT Status or not be subject to corporate level tax based on income or to excise tax under Section 4981 of the Code.

“REIT Seller” shall mean any Seller which has REIT Status.

“REIT Status” shall mean with respect to any Person, such Person’s status as a real estate investment trust, as defined in Section 856(a) of the Code, that satisfies the conditions and limitations set forth in Section 856(b) and 856(c) of the Code.

“Remittance Amount” shall have the meaning provided in Section 2.08 hereof.

“Reportable Event” shall mean a reportable event as defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

“Repurchase Agreement” shall have the meaning provided in the introductory paragraph hereof.

“Repurchase Date” shall mean, with respect to any Transaction and each Purchased Loan, the earlier of (a) the Termination Date and (b) the date on which such Purchased Loan shall be repurchased by a Seller hereunder, which shall not be later than the date that is 150 calendar days (or, with respect to any Kick-Out Mortgage Loan, 90 calendar days) after the initial Purchase Date therefor.

“Repurchase Documents” shall mean, collectively, this Repurchase Agreement, the Custodial Agreement and the Fee Letter.

“Repurchase Obligations” shall have the meaning provided in Section 4.01(b) hereof.

“Repurchase Price” shall mean, with respect to each Purchased Loan, the price at which such Purchased Loan is to be transferred from the Buyer or its designee (including the Custodian) to a Seller upon termination of the related Transaction, which price will be determined in each case as the sum of the outstanding Purchase Price related to such Purchased Loan and the amount of unpaid Price Differential that has accrued with respect to such Transaction.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including, without limitation, Prescribed Laws), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer, Senior Vice President or Treasurer of such Person.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Second Lien Loan” shall mean a Mortgage Loan for which the related Mortgage constitutes a second priority lien on the related Mortgaged Property and which has a CLTV less than or equal to 100%.

“Seller” and “Sellers” shall have the meaning provided in the introductory paragraph hereof.

“Servicer” shall mean Aames Capital Corporation or another Person acceptable to the Buyer.

“Servicer Notice” shall have the meaning provided in Section 11.15(c) hereof.

“Servicer Report” shall mean, as to any Servicer, a list (in computer readable form) of the Purchased Loans serviced by such Servicer, providing as to each such Purchased Loan the applicable information specified on Schedule 4 to this Repurchase Agreement.

“Servicing Agreement” shall have the meaning provided in Section 11.15(c) hereof.

“Servicing Records” shall have the meaning provided in Section 11.15(b) hereof.

“Settlement Date” shall mean, with respect to any Purchased Loan subject to a Takeout Commitment, the Business Day on which the Takeout Price for such Purchased Loan is received by the Buyer or the Sellers pursuant to the applicable Takeout Commitment.

“Stated Documentation Mortgage Loan” shall mean an Eligible Mortgage Loan originated in accordance with the criteria specified in the Underwriting Guidelines for “stated documentation” loans.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Takeout Commitment” shall mean a trade confirmation from a Takeout Investor to the applicable Seller confirming the details of a forward trade between the Takeout Investor (as buyer) and such Seller (as seller) constituting a valid, binding and enforceable mandatory delivery commitment by such Takeout Investor to purchase on the Settlement Date and at a given Takeout Price the Purchased Loans described therein.

“Takeout Investor” shall mean a Person which has made a Takeout Commitment.

“Takeout Price” shall mean as to each Takeout Commitment the purchase price (expressed as a percentage of par) set forth therein.

“Takeout Proceeds” shall mean as to each Settlement Date, the actual amount of proceeds delivered to the Buyer by the applicable Takeout Investor for the purchase by such Takeout Investor of Purchased Loans on such Settlement Date.

“Takeout Proceeds Identification Letter” shall mean a Takeout Proceeds Identification Letter in the form of Exhibit B hereto.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, the amounts which would be included under equity on a consolidated balance sheet of such Person and its Subsidiaries at such date in accordance with GAAP, less the consolidated net book value of all assets of such person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP; provided, that residual securities issued by such person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Termination Date” shall mean December 1, 2006, or such earlier date on which this Repurchase Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of Aames Investment, as applicable, during such period.

“Transaction” shall have the meaning provided in the Recitals hereof.

“Transaction Request” shall mean a Transaction Request substantially in the form of Exhibit D attached hereto.

“Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“Underwriting Guidelines” shall mean the relevant Seller’s underwriting guidelines attached as Exhibit F hereto, as modified from time to time in accordance with Section 7.09.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or the renewal or enforcement thereof in any Purchased Items or Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

1.02                           Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Buyer hereunder shall be prepared, in accordance with GAAP.

1.03                           Other Definitional Provisions. Unless otherwise required by the context, all references herein, or in any other Repurchase Document, to “the Seller” shall refer to the applicable Seller of a Purchased Asset in connection with a Transaction hereunder.

Section 2. Transactions; Repurchases and Margin Maintenance.

2.01                           Transactions.

(a)  Subject to the fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof, and provided that no Default or Event of Default shall have occurred and be continuing hereunder, the Buyer agrees to enter into, on the terms and subject to the conditions of this Repurchase Agreement, Transactions to purchase Eligible Mortgage Loans from the applicable Seller on a Purchase Date in an aggregate Purchase Price (which Purchase Price shall be paid in Dollars) not to exceed the lesser of (x) the Maximum Amount then in effect and (y) the Margin Base at such time (after giving effect to the Recognized Value of any Eligible Mortgage Loans to be purchased by the Buyer on such Purchase Date).

(b)  Subject to the terms and conditions of this Repurchase Agreement, during such period the Sellers may (i) request Transactions, (ii) repay the outstanding Repurchase Price, in full or in part, without penalty, and (iii) request additional Transactions hereunder; provided, that, notwithstanding the foregoing, the Buyer shall have no obligation to enter into any Transaction to the extent that the aggregate Repurchase Price then outstanding would be in excess of the Maximum Amount and, in the event the obligation of the Buyer to enter into Transactions is terminated as permitted hereunder, the Buyer shall have no further obligation to enter into any additional Transactions hereunder.

(c)  In no event shall any Transaction be entered into when any Default or Event of Default has occurred and is continuing.

2.02                           Transaction Request Procedure.

(a)  Any Seller may request a Transaction hereunder, on any Business Day during the period from and including the Effective Date to and including the Termination Date, by delivering to the Buyer, with a copy to the Custodian, a Transaction Request, which Transaction Request must be received by the Buyer prior to 4:00 p.m., New York City time, one (l) Business Day prior to the requested Purchase Date. Such request for borrowing shall (i) attach a schedule identifying the Eligible Mortgage Loans that the Seller proposes to sell to the Buyer and to be included in the Margin Base in connection with such Transaction, (ii) specify the requested Purchase Date, (iii) be accompanied by a Mortgage Loan Data File containing information with respect to the Eligible Mortgage Loans that the Seller proposes to sell to the Buyer and to be included in the Margin Base in connection with such Transaction and (iv) attach an officer’s certificate signed by a Responsible Officer of each Seller as required by Section 5.02(b) hereof.

(b)  The Seller shall release to the Custodian no later than 4:00 p.m., New York City time, two (2) Business Days prior to the requested Purchase Date, the Mortgage File pertaining to each Eligible Mortgage Loan to be sold to the Buyer and included in the Margin Base on such requested Purchase Date, in accordance with the terms and conditions of the Custodial Agreement.

(c)  Pursuant to the Custodial Agreement, the Custodian shall deliver to the Buyer and the Seller, no later than 12:00 noon, New York City time, on each Purchase Date, the Trust

Receipt (as defined in the Custodial Agreement) and a Mortgage Loan Schedule and Exception Report in respect of all Eligible Mortgage Loans sold to the Buyer on such Purchase Date.

(d)  Upon any Seller’s request for a Transaction pursuant to Section 2.02(a), and upon satisfaction of all conditions precedent set forth in Section 5.01 and 5.02 with respect thereto, subject to Section 2.02(f) below, the Buyer shall enter into a Transaction with the Seller on the requested Purchase Date.

(e)  Subject to Section 5 hereof, the amount of Purchase Price to be paid by the Buyer in connection with any Transaction will be made available to the Seller by the Buyer transferring such amount in funds immediately available to the Seller, via wire transfer, to the following account of the Sellers: Bank of the West, for the A/C of Aames Capital Corporation, Account#: 751005844, ABA# 1211-0078-2, Attn: Aames Capital Corporation, or to such other account as the Sellers may direct in writing to the Buyer.

(f)  In the case of any Transaction entered into with respect to any Class C Defaulted Loan for which a BPO has not been delivered to the Buyer on or prior to the related Purchase Date or with respect to any Purchased Loan that at any time becomes a Class C Defaulted Loan, the Buyer shall transmit an invoice to the Sellers on a monthly basis in the amount of $100 for each such Class C Defaulted Loan to be applied to the cost of obtaining a BPO for each such Class C Defaulted Loan (any excess remaining after payment of the cost of such BPO to be remitted to the Sellers, and any shortfall towards payment of the BPO to be paid by the Sellers to the Buyer promptly following demand therefor). Any amounts so invoiced by the Buyer to the Sellers shall be payable promptly (and in any event no later than ten (10) Business Days following receipt thereof).

2.03                           Limitation on Types of Transactions; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Rate:

(a)  the Buyer determines in good faith, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the Price Differential for Transactions as provided herein; or

(b)  the Buyer determines, which determination shall be conclusive, that the relevant rate referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof upon the basis of which the Price Differential for Transactions is to be determined is not likely adequately to cover the cost to the Buyer of entering into or maintaining Transactions; or

(c)  it becomes unlawful for the Buyer to honor its obligation to enter into or maintain Transactions hereunder using a Eurodollar Rate;

then the Buyer shall give the Sellers prompt notice thereof and, so long as such condition remains in effect, the Buyer shall be under no obligation to enter into any additional Transactions, and the Sellers shall, either prepay the aggregate Repurchase Price of all Transactions then outstanding or pay Price Differential on such Transactions at a rate per annum equal to the Federal Funds Rate plus 0.50% plus the Applicable Pricing Spread.

2.04                           Repurchase of Purchased Loans; Payment of Repurchase Price, Price Differential.

(a)  The Sellers hereby promise, jointly and severally, to repay in full on the Termination Date the then aggregate Repurchase Price then outstanding in respect of each Transaction.

(b)  The Sellers hereby promise, jointly and severally, to pay Price Differential to the Buyer for the period from and including the Purchase Date of each Transaction to but excluding the date on which the related Repurchase Price shall be paid in full, at a rate per annum equal to the Pricing Rate. Notwithstanding the foregoing, the Sellers hereby promise, jointly and severally, to pay to the Buyer interest at the applicable Post-Default Rate on any amount of Repurchase Price, and on any other amount payable by the Sellers hereunder, that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued Price Differential on each Transaction shall be payable monthly on the fifth (5th) Business Day of each month and, for the last month of this Repurchase Agreement, on the fifth (5th) Business Day of such last month and on the Termination Date (each such date, a “Payment Date”); provided, that (i) the Buyer may, in its sole discretion, require any accrued and unpaid Price Differential to be paid simultaneously with any prepayment of the Repurchase Price by any Seller on account of any Transaction outstanding hereunder and (ii) any accrued and unpaid Price Differential that is not required by the Buyer to be paid simultaneously with any prepayment of Repurchase Price shall be paid in full on the next Payment Date. Price Differential payable at the Post-Default Rate shall accrue daily and shall be payable upon such accrual.

(c)  It is understood and agreed that, unless and until a Default or Event of Default shall have occurred and be continuing, the Sellers shall be entitled to the proceeds of the Purchased Loans subject to Transactions outstanding hereunder. At any time while a Default has occurred and is continuing, upon notice from the Buyer, the Sellers shall promptly deliver to the Buyer all proceeds of Purchased Loans subject to Transactions outstanding hereunder.

2.05                           Margin Maintenance.

(a)  If at any time the aggregate Repurchase Price of all Transactions then outstanding exceeds the Margin Base (a “Margin Deficiency”), as determined by the Buyer and notified to the Sellers on any Business Day, the Sellers shall no later than one (1) Business Day after receipt of such notice, either make a payment to the Buyer in respect of the aggregate outstanding Repurchase Price or transfer to the Buyer additional Eligible Mortgage Loans that are in all respects acceptable to the Buyer in its sole discretion (which additional Eligible Mortgage Loans shall be deemed to be Purchased Loans under the Repurchase Documents) such that after giving effect to such payment or transfer no Margin Deficiency shall then exist.

(b)  The Sellers shall prepay the Transactions in the amounts of prepayments remitted to the Buyer in accordance with Section 7.17 hereof.

(c)  If at any time MS & Co.’s corporate bond rating has been lowered or downgraded to a rating below A- by S&P or A3 by Moody’s and the Sellers shall repay all amounts owing to the Buyer under this Repurchase Agreement and the other Repurchase Documents within ninety (90) days following such downgrade.

(d)  If at any time the aggregate Repurchase Price of all Transactions then outstanding under this Repurchase Agreement exceeds the Maximum Amount, the Sellers shall at such time make a payment to the Buyer in respect of the aggregate outstanding Repurchase Price such that, after giving effect to such payment, the aggregate Repurchase Price of all Transactions then outstanding under this Repurchase Agreement does not exceed the Maximum Amount.

2.06                           Voluntary Prepayments. The Sellers may at any time and from time to time make a prepayment, in whole or in part, without premium or penalty, in respect of any outstanding Repurchase Price upon irrevocable notice delivered to the Buyer (in the form of Exhibit I) prior to 1:00 p.m., New York City time, on the requested date thereof, in the case of the first 500 Purchased Loans requested to be released by the Buyer on such date, or upon irrevocable notice delivered to the Buyer (in the form of Exhibit I), prior to 1:00 p.m., New York City time, at least one (1) Business Day prior thereto, in the case of any Purchased Loans in excess of 500 requested to be released by the Buyer, specifying the date and amount of prepayment and attaching a schedule of the Purchased Loans to be released by the Buyer in connection with such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.

2.07                           Extension of Termination Date. At the request of the Sellers made at least thirty (30) days, but in no event earlier than ninety (90) calendar days, prior to the then current Termination Date, the Buyer may in its sole discretion extend the Termination Date for a period to be determined by the Buyer in its sole discretion by giving written notice of such extension to the Sellers no later than twenty (20) calendar days, but in no event earlier than thirty (30) calendar days, prior to the then current Termination Date. Any failure by the Buyer to deliver such notice of extension shall be deemed to be the Buyer’s determination not to extend the then current Termination Date.

2.08                           Takeout Commitments.

The Sellers shall instruct each Takeout Investor to remit all Takeout Proceeds directly to the Buyer at the account designated in Section 3.01 hereof no later than 3:00 p.m., New York City time, on a Business Day. No later than 3:00 p.m., New York City time, on the applicable Settlement Date, the Seller shall deliver a purchase advice (“Purchase Advice”) to the Buyer via facsimile or electronic mail and shall indicate on such Purchase Advice the mortgage loan identification number which identified each applicable Purchased Loan on the related Purchase Date hereunder. The Takeout Proceeds shall be applied by the Buyer against the aggregate Repurchase Price for the applicable Purchased Loans and, on the related Settlement Date, the Buyer shall release and remit to the Seller the amount of Takeout Proceeds in excess of such aggregate Repurchase Price (the “Remittance Amount”); provided, that on the Settlement Date (i) there is no Default or Event of Default under this Repurchase Agreement or any other

Repurchase Document, (ii) there is no Margin Deficiency and (iii) the release to such Seller of the Remittance Amount will not cause a Margin Deficiency. If a Margin Deficiency exists or would be created by the release of the Remittance Amount or if a Default or Event of Default has occurred or is continuing, the Buyer shall be entitled to retain the Remittance Amount and the Sellers shall thereupon have no further right, title, or interest in, to or under the Remittance Amount. In the event that any Purchase Advice indicates that some of the proceeds forwarded to the Buyer do not belong to the Buyer hereunder (such amount, the “Excess Proceeds”), then (i) the Seller shall provide the Buyer with a Takeout Proceeds Identification Letter, and (ii) upon confirmation by the Buyer that the information set forth in the Purchase Advice matches the information that the Buyer has in its possession with respect to the related Purchased Loans, the Buyer shall promptly remit such Excess Proceeds by wire transfer in accordance with the Seller’s instructions. If funds are received by the Buyer before 3:00 p.m., New York City time on a Business Day, but either (A) no Purchase Advice is received by the Buyer or (B) such funds are not properly identified on the related Purchase Advice (a “Purchase Advice Deficiency”), then such funds shall be retained by the Buyer in a non-interest bearing account until such Purchase Advice Deficiency is remedied, and no Purchased Loan subject to such Purchase Advice shall be released until such Purchase Advice Deficiency is remedied. In no event shall any Purchase Advice be back-dated to the date of its issuance. The Buyer shall not be liable to the Seller or any other Person to the extent that the Buyer follows the instructions given to it by the Seller in a Takeout Proceeds Identification Letter.

Section 3. Payments; Computations; Etc.

3.01                           Payments.

(a)  Except to the extent otherwise provided herein, all payments of Repurchase Price, including Price Differential, and all other amounts to be paid by the Sellers under this Repurchase Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer: Account No. 30463591, for the account of the Buyer, Citibank, N.A., ABA No. 021000089, Attn: Whole Loan Operations, not later than 5:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day). Each Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b)  Except to the extent otherwise expressly provided herein, if the due date of any payment under this Repurchase Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and Price Differential on outstanding Purchase Price and interest on other unpaid amounts shall accrue with respect to such Purchase Price or other unpaid amounts for the period of such extension.

3.02                           Computations. Price Differential on the Transactions and interest on any other unpaid amounts shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

3.03                           Requirements of Law.

(a)  If the introduction or adoption of or any change (other than any change by way of the imposition of an increase in reserve requirements included in the Eurodollar Rate Reserve Percentage) in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject the Buyer to any tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction entered into by it (excluding net income or franchise taxes) or change the basis of taxation of payments to the Buyer in respect thereof;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans, Transactions or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the Eurodollar Rate hereunder;

(iii)                               shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering into, participating in, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Sellers, jointly and severally, shall promptly pay the Buyer such additional amount or amounts as will compensate the Buyer for such increased cost or reduced amount receivable.

(b)  If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Sellers, jointly and severally, shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

(c)  If the Buyer becomes entitled to claim any additional amounts pursuant to this Section 3.03, it shall promptly notify the Sellers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Sellers shall be conclusive in the absence of manifest error.

3.04                           Fees. The Sellers agree to pay to the Buyer the fees set forth in the Fee Letter.

3.05                           Tax Treatment. Each of the Sellers and the Buyer intend that for United States federal income tax purposes, each Transaction will be considered a secured financing.

3.06                           Income Payments. All Income, if any, that is paid in respect of any Purchased Loan during the term of a Transaction hereunder shall be the property of the Buyer. Notwithstanding the foregoing, (i) provided that no Event of Default shall have occurred and be continuing, the Buyer agrees that the Seller shall be permitted to receive all Income paid or distributed on or in respect of the Purchased Loans to the full extent it would be so entitled if the Purchased Loans had not been sold to the Buyer and (ii) in the event that any Event of Default shall have occurred and be continuing, the Seller shall remit to the Buyer all Income received with respect to each Purchased Loan on the related Payment Date or on such other date or dates as the Buyer notifies the Seller in writing.

Section 4. Purchased Items; Security Interest.

4.01                           Purchased Items; Security Interest.

(a)  Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Loan Documents as exclusive bailee and agent for the benefit of the Buyer pursuant to terms of the Custodial Agreement and shall deliver to the Buyer a Trust Receipt and Mortgage Loan Schedule and Exception Report, each to the effect that it has reviewed such Mortgage Loan Documents in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in such Mortgage Loan Documents so reviewed.

(b)  Each of the Sellers and the Buyer intend that, for other than United States federal income tax purposes, the Transactions hereunder be sales to the Buyer of the Purchased Items and not loans from the Buyer to the applicable Seller secured by the Purchased Items. However, in order to preserve the Buyer’s rights under this Repurchase Agreement in the event that a court or other forum re-characterizes the Transactions hereunder as loans and as security for the performance by each Seller of all of such Seller’s obligations to the Buyer hereunder and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Item is otherwise ineffective to effect an outright transfer of such Purchased Item to the Buyer, each Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items to the Buyer to secure the payment of the Repurchase Price and Price Differential on all Transactions and all other amounts owing to the Buyer hereunder, including, without limitation, amounts owing to the Buyer pursuant to Section 11.03, and under the other Repurchase Documents (collectively, the “Repurchase Obligations”).

(c)  All of each Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”:

(i)                                     all Purchased Loans;

(ii)                                  all Mortgage Loan Documents, including without limitation all promissory notes and any other collateral pledged to secure, or otherwise relating to, the Purchased Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs (subject to any restrictions on transfer under any related licensing agreement), computer storage media, accounting records and other books and records relating thereto;

(iii)                               all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Loan and all claims and payments thereunder;

(iv)                              all other insurance policies and insurance proceeds relating to any Purchased Loan or the related Mortgaged Property;

(v)                                 all rights of any Seller to service any Purchased Loan;

(vi)                              all collateral, however defined, under any other agreement between any Seller or any of its Affiliates on the one hand and the Buyer or any Affiliates of the Buyer on the other hand;

(vii)                           all “general intangibles”, “accounts,” “instruments”, “investment property,” deposit accounts” and “chattel paper” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and

(viii)                        any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(d)  Without limiting Section 4.01(b) hereto, to secure payment of the Repurchase Obligations, each Seller hereby grants to the Buyer a security interest in all of such Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”):

(i)                                     all Interest Rate Protection Agreements, if any, relating to or constituting any or all of the Purchased Items;

(ii)                                  all Servicing Agreements, Servicing Records and servicing accounts relating to the Purchased Loans;

(iii)                               all Takeout Commitments now existing or hereafter arising with respect to any of the Purchased Loans, all rights to deliver Purchased Loans to the applicable Takeout Investors or to permanent investors and other purchasers pursuant thereto and all proceeds resulting from the disposition of such Purchased Loans pursuant thereto, including such Seller’s right and entitlement to receive the entire Takeout Price specified in each Takeout Commitment; and

(iv)                              any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing.

(e)  Each Seller agrees to mark its computer records and files to evidence the security interests granted to the Buyer hereunder.

4.02                           Further Documentation. At any time and from time to time, upon the written request of the Buyer, and at the sole expense of the Sellers, each Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Repurchase Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. Each Seller also hereby authorizes the Buyer to file any such financing or continuation statement without the signature of such Seller to the extent permitted by applicable law. A carbon, photostatic or other reproduction of this Repurchase Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

4.03                           Changes in Locations, Name, etc. No Seller shall (i) change the location of its chief executive office/chief place of business from that specified in Section 6.12 hereof or (ii) change its name, identity or corporate structure (or the equivalent) or (iii) change the location where it maintains its records with respect to the Purchased Items or the Collateral or (iv) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given the Buyer at least thirty (30) calendar days prior written notice thereof and shall have delivered to the Buyer all Uniform Commercial Code financing statements and amendments thereto as the Buyer shall request and taken all other actions deemed necessary by the Buyer to continue its perfected status in the Purchased Items and the Collateral with the same or better priority. Each Seller’s federal tax identification number and organizational identification number is as set forth on Schedule 2. Each Seller shall promptly notify the Buyer of any change in such organizational identification number.

4.04                           Buyer’s Appointment as Attorney-in-Fact.

(a)  Each Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, each Seller hereby gives the Buyer the power and right, on behalf of such Seller, without assent by, but with notice to, such Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i)                                     in the name of each Seller or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or payable on or with respect to any Purchased Items or Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any Purchased Items or Collateral whenever payable;

(ii)                                  to pay or discharge taxes and Liens levied or placed on or threatened against any Purchased Items or Collateral; and

(iii)                               (A) to direct any party liable for any payment under any Purchased Items or Collateral to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items or Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Purchased Items or Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect any Purchased Items or Collateral or any portion thereof and to enforce any other right in respect of any Purchased Items or Collateral; (E) to defend any suit, action or proceeding brought against any Seller with respect to any Purchased Items or Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Purchased Items or Collateral as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and the Sellers’ expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Purchased Items or Collateral and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as the Sellers might do;

(iv)                              to effectuate the transfer of servicing to the designee of the Buyer.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b)  Each Seller also authorizes the Buyer, at any time and from time to time, to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items or Collateral and to file any initial financing statements, amendments thereto and continuation statements with or without the signature of any Seller as authorized by applicable law, as applicable to all or any part of the Purchased Items or Collateral.

(c)  The powers conferred on the Buyer pursuant to this Section 4.04 are solely to protect the Buyer’s interests in the Purchased Items and the Collateral and shall not impose any duty upon the Buyer to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Buyer nor any of its officers, directors, or employees shall be responsible to the Sellers for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

4.05                           Performance by Buyer of Sellers’ Obligations. If any Seller fails to perform or comply with any of its agreements contained in the Repurchase Documents and the Buyer itself performs or complies, or otherwise causes performance or compliance, with such agreement, the expenses of the Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Sellers to the Buyer on demand and shall constitute Repurchase Obligations.

4.06                           Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Purchased Items and Collateral received by the Sellers consisting of cash, checks and other near-cash items shall be held by the Sellers in trust for the Buyer, segregated from other funds of the Sellers, and shall forthwith upon receipt by any Seller be turned over to the Buyer in the exact form received by such Seller (duly endorsed by such Seller to the Buyer, if required) and (b) any and all such proceeds received by the Buyer (whether from a Seller or otherwise) may, in the sole discretion of the Buyer, be held by the Buyer as collateral security for, and/or then or at any time thereafter may be applied by the Buyer against, the Repurchase Obligations (whether matured or unmatured), such application to be in such order as the Buyer shall elect. Any balance of such proceeds remaining after the Repurchase Obligations shall have been paid in full and this Repurchase Agreement shall have been terminated shall be paid over to the Sellers or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to any Purchased Items or Collateral.

4.07                           Remedies. If any Default shall occur and be continuing, the Buyer may, at its option, enter into one or more Interest Rate Protection Agreements covering all or a portion of the Purchased Loans subject to Transactions outstanding hereunder, and the Sellers shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Buyer relating to or arising out of such Interest Rate Protection Agreements, including without limitation any losses resulting from such Interest Rate Protection Agreements. If any Event of Default shall occur and be continuing, the Buyer may exercise, in addition to all other rights and remedies granted to it in this Repurchase Agreement and in any other instrument or agreement securing, evidencing or relating to the Repurchase Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Buyer without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Sellers or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Purchased Items and the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Purchased Items and the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Buyer or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Buyer shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Purchased Items or the Collateral so sold, free of any right or equity of redemption in any Seller, which right or equity is hereby waived or released. The Sellers further agree, at the Buyer’s request, to assemble the Purchased Items and the Collateral and make them available to the Buyer at places which the Buyer shall reasonably select, whether at the Sellers’ premises or elsewhere. The Buyer shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Purchased Items or Collateral or in any way relating to the Purchased Items or Collateral or the rights of the Buyer hereunder, including without limitation reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Repurchase Obligations, in such order as the Buyer may elect, and only after such application and after the payment by the Buyer of any other amount required or permitted by any provision of law, including without limitation Section 9-615(a)(3) of the Uniform Commercial Code, need the Buyer account for the surplus, if any, to the Sellers. To the extent permitted by applicable law, each Seller waives all claims, damages and demands it may acquire against the Buyer arising out of the exercise by the Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Buyer. If any notice of a proposed sale or other disposition of the Purchased Items or Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) calendar days before such sale or other disposition. The Sellers shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.04(b) hereof) if the proceeds of any sale or other disposition of the Purchased Items or the Collateral are insufficient to pay the Repurchase Obligations and the fees and disbursements of any attorneys employed by the Buyer to collect such deficiency.

4.08                           Limitation on Duties Regarding Preservation of Purchased Items and Collateral. The Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items and the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Buyer deals with similar property for its own account. Neither the Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items or Collateral upon the request of the Sellers or otherwise.

4.09                           Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Purchased Items and the Collateral are irrevocable and powers coupled with an interest.

4.10                           Reconveyance of Purchased Items; Release of Security Interest. Upon termination of this Repurchase Agreement and payment to the Buyer of all Repurchase Obligations and the performance of all obligations under the Transactions and the Repurchase Documents the Buyer shall reconvey all Purchased Items to the Sellers and release its security interest in any remaining Purchased Items and Collateral.

4.11                           Interest Rate Protection Agreements. In the event that any Person (other than the Buyer) shall have a Lien on any Interest Rate Protection Agreement that any Seller has entered into with respect to both Purchased Loans subject to Transactions outstanding hereunder and other loans which have not been purchased by the Buyer pursuant to Transactions hereunder, the Buyer agrees that in the event that the Buyer shall receive any proceeds, recoveries or other amounts in respect of such Interest Rate Protection Agreement following the exercise of remedies hereunder after an Event of Default, the Buyer shall remit to any such Person, as to which the Buyer has received notice of such Person’s Lien on such Interest Rate Protection Agreement, any excess proceeds of such Interest Rate Protection Agreement following repayment of all obligations owing to the Buyer hereunder.

Section 5. Conditions Precedent.

5.01                           Initial Transaction. The obligation of the Buyer to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the entering into of such Transaction, of the condition precedent that the Buyer shall have received all of the following items, each of which shall be satisfactory to the Buyer and its counsel in form and substance:

(a)  Repurchase Documents.

(i)                                     Repurchase Agreement. This Repurchase Agreement, executed and delivered by a duly authorized officer of each of the parties hereto;

(ii)                                  Custodial Agreement. The Custodial Agreement, executed and delivered by a duly authorized officer of each of the parties thereto;

(iii)                               Fee Letter. The Fee Letter, executed and delivered by a duly authorized officer of each of the parties thereto;

(b)  Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of each Seller and of all corporate or other authority for each Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by such Seller from time to time in connection herewith (and the Buyer may conclusively rely on such certificate until it receives notice in writing from such Seller to the contrary);

(c)  Legal Opinion. A legal opinion of the in-house counsel, with respect to corporate matters, and outside counsel to the Sellers, with respect to enforceability and certain other matters, substantially in the form(s) attached hereto as Exhibit C;

(d)  Filings, Registrations, Recordings, Lien Searches.

(i)                                     Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Buyer, a perfected, first-priority security interest in the Purchased Items and the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Buyer determines such filings are necessary in its sole discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; provided, that assignments of the Mortgages securing or related to the Purchased Loans shall not be required to be recorded prior to the occurrence of an Event of Default;

(ii)                                  UCC lien searches in such jurisdictions as shall be applicable to the Sellers, the Purchased Items and the Collateral, the results of which shall be satisfactory to the Buyer.

(e)  Fees. The fees as contemplated by Section 3.04;

(f)  Financial Statements. The financial statements referenced in Section 6.03;

(g)  Underwriting Guidelines. A certified copy of the Underwriting Guidelines related to each Seller, which shall be in form and substance satisfactory to the Buyer;

(h)  Consents, Licenses, Approvals, etc. Copies certified by each Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such Seller of, and the validity and enforceability of, the Repurchase Documents, which consents, licenses and approvals shall be in full force and effect; and

(i)  Other Documents. Such other documents as the Buyer may reasonably request.

5.02                           Initial and Subsequent Transactions. The entering into by the Buyer of each Transaction (including the initial Transaction) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the entering into of such Transaction and also after giving effect thereto and to the intended use thereof:

(a)  No Default. No Default or Event of Default shall have occurred and be continuing;

(b)  Representations and Warranties. Both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Sellers in Section 6 and Schedule 1 hereof (regardless of whether subject to a Transaction at such time), and elsewhere in each of the Repurchase Documents, shall be true, correct and complete on and as of the date of the making of such Loan in all material respects (in the case of the representations and warranties in Section 6.11 and Schedule 1, solely with respect to Purchased Loans included in the Margin Base) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and the Buyer shall have received an officer’s certificate signed by a Responsible Officer of each Seller certifying as to the truth, accuracy and completeness of the above, which certificate shall specifically include a statement that such Seller is in compliance with all governmental licenses and authorizations, statutory and regulatory requirements, and is qualified to do business and in good standing in all required jurisdictions.

The Buyer shall have received an officer’s certificate signed by a Responsible Officer of each Seller certifying as to the truth, accuracy and completeness of the above, which certificate shall specifically include a statement that such Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions.

(c)  Margin Base. No Margin Deficiency shall exist;

(d)  Due Diligence. Subject to the Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 11.16 hereof, the Buyer shall have completed its due diligence review of the Mortgage Loan Documents for each proposed Purchased Loan and such other documents, records, agreements, instruments, mortgaged properties or information relating to such proposed Purchased Loans as the Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to the Buyer in its sole discretion;

(e)  Servicing Agreement(s). The Buyer shall have received all Servicing Agreements related to the Purchased Loans, each certified as a true, correct and complete copy of the original, together with a fully executed Servicer Notice, and, if the Servicer is a Seller or an Affiliate of a Seller, the letter of the applicable Servicer consenting to termination of such Servicing Agreement upon the occurrence of an Event of Default;

(f)  Trust Receipt and Mortgage Loan Schedule and Exception Report. The Buyer shall have received the Trust Receipt, substantially in the form of Annex 2 to the Custodial Agreement, from the Custodian, duly completed, with a Mortgage Loan Schedule and Exception Report attached thereto including only such exceptions as are acceptable to the Buyer in its sole discretion in respect of Eligible Mortgage Loans to be purchased by the Buyer hereunder on such Business Day;

(g)  Release Letter. The Buyer shall have received from each Seller a Warehouse Lender’s Release Letter substantially in the form of Exhibit E-2 hereto (or such other form acceptable to the Buyer) or a Seller’s Release Letter substantially in the form of Exhibit E-1 hereto (or such other form acceptable to the Buyer), as applicable, covering each Eligible Mortgage Loan to be purchased by the Buyer hereunder on such Business Day;

(h)  Fees and Expenses. The Buyer shall have received all fees and expenses of counsel to the Buyer as contemplated by Section 11.03(b), which amount, at the Buyer’s option, may be netted from the amount of Purchase Price to be paid by the Buyer in connection with any Transaction entered into under this Repurchase Agreement;

(i)  No Market Events. None of the following shall have occurred and/or be continuing:

(i)                                     an event or events shall have occurred resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in the Buyer not being able to finance mortgage loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

(ii)                                  an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in the Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(iii)                               there shall have occurred a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under this Repurchase Agreement;

(j)  No Morgan Stanley Downgrade. MS & Co.’s corporate bond rating as calculated by S&P or Moody’s has not been lowered or downgraded to a rating below A- as indicated by S&P or below A3 as indicated by Moody’s; and

(k)  Maintenance of Tangible Net Worth. The Tangible Net Worth of Aames Investment on a consolidated basis on any given day, shall not be less than $250,000,000.

Each request for a borrowing by the Sellers hereunder shall constitute a certification by the Sellers that all the conditions set forth in this Section 5 (other than Section 5.02(i) and (j)) have been satisfied (both as of the date of such notice, request or confirmation and as of the date of such borrowing).

Section 6. Representations and Warranties.

Each Seller represents and warrants to the Buyer that throughout the term of this Repurchase Agreement:

6.01                           Legal Name. On the Effective Date, the exact legal name of each Seller is and during the four (4) months immediately preceding the Effective Date, such name has been, respectively, Aames Capital Corporation, Aames Funding Corporation and Aames Investment Corporation and no Seller has used any previous names, assumed names or trade names except as set forth on Schedule 5 attached hereto.

6.02                           Existence. Each Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

6.03                           Financial Condition. Aames Investment has heretofore furnished to the Buyer a copy of its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year of Aames Investment ended December 31, 2004 and the related consolidated statements of income and retained earnings and of cash flows for Aames Capital and its consolidated Subsidiaries for such fiscal year, with the opinion thereon of Ernst & Young, LLP.

All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Aames Capital and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2004 there has been no material adverse change in the consolidated business, operations or financial condition of Aames Capital and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements.

6.04                           Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting any Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, or (ii) except as otherwise disclosed in Aames Investment’s filings with the Securities and Exchange Commission, (a) makes a claim or claims in an aggregate amount greater than $5,000,000, (b) which, individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect, or (c) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.

6.05                           No Breach. Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of any Seller, or any applicable law (including, without limitation, the Prescribed Laws), rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Servicing Agreement or other material agreement or instrument to which any Seller or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to this Repurchase Agreement) upon any Property of any Seller or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

6.06                           Action. Each Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents; the execution, delivery and performance by each Seller of each of the Repurchase Documents have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document has been duly and validly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

6.07                           Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by each Seller of the Repurchase Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Repurchase Agreement.

6.08                           Margin Regulations. Neither the entering into of any Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

6.09                           Taxes. Each Seller and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of each Seller and each of its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of such Seller, adequate.

6.10                           Investment Company Act. No Seller nor any of their Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.11                           Purchased Items; Security Interests.

(a)  No Seller has assigned, pledged, or otherwise conveyed or encumbered any Purchased Item or Collateral to any other Person, and immediately prior to the purchase of any Eligible Mortgage Loan by the Buyer hereunder, and the purchase and pledge of all related Purchased Items and Collateral, the applicable Seller was the sole owner of such Eligible Mortgage Loan, and all related Purchased Items and Collateral, and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to, and the granting of the Liens in favor of, the Buyer hereunder. No Purchased Item purchased by, or other Collateral pledged to, the Buyer hereunder was acquired (by purchase or otherwise) by any Seller from an Affiliate of any Seller other than another Seller.

(b)  The provisions of this Repurchase Agreement are intended to transfer the Purchased Items to the Buyer pursuant to a sale, but in the event that any Transaction is deemed to constitute a loan rather than a sale, this Repurchase Agreement and the other Repurchase Documents are effective to create in favor of the Buyer, a valid security interest in all right, title and interest of the Sellers in, to and under the Purchased Items.

(c)  Upon (i) receipt by the Custodian of each Mortgage Note, endorsed in blank by a duly authorized officer of the relevant Seller and (ii) the issuance by the Custodian of a Trust Receipt therefor, the Buyer shall have a fully perfected first priority security interest therein, in the Mortgage Loan evidenced thereby and in the Seller’s interest in the related Mortgaged Property.

(d)  Upon the filing of financing statements on Form UCC-1 naming each Seller as “debtor” and the Buyer, as “secured party” and describing the Purchased Items as the “collateral” in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Purchased Items will constitute a fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Sellers in, to and under such Purchased Items which can be perfected by filing under the Uniform Commercial Code, in the event that any Transaction is construed to constitute a financing rather than a sale.

(e)  This Repurchase Agreement and the other Repurchase Documents are effective to create in favor of the Buyer, a valid security interest in all right, title and interest of each Seller in, to and under the Collateral, and upon the filing of financing statements on Form UCC-1 naming each Seller as “debtor” and the Buyer, as “secured party” and describing the Collateral as the “collateral” in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Collateral will constitute a fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of each Seller in, to and under such Collateral which can be perfected by filing under the Uniform Commercial Code.

6.12                           Chief Executive Office/Jurisdiction of Organization. On the Effective Date, and at all times during the four (4) months preceding the Effective Date, each Seller’s chief executive office is located at 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071. On the Effective Date, each Seller’s jurisdiction of organization is California.

6.13                           Location of Books and Records. The location where each Seller keeps its books and records, including all computer files and records relating to the Purchased Items and the Collateral is its chief executive office.

6.14                           True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Sellers to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Sellers to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of any Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

6.15                           Tangible Net Worth. On the Effective Date, Aames Investment’s Tangible Net Worth is not less than $250,000,000.

6.16                           ERISA. Each Plan to which any Seller or its Subsidiaries make direct contributions, and, to the knowledge of such Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other federal or state law. No event or condition has occurred and is continuing as to which any Seller would be under an obligation to furnish a report to the Buyer under Section 7.01(d) hereof.

6.17                           Capitalization. Schedule 3 hereto contains a true, complete and correct list of all issued and outstanding shares of capital stock of all Subsidiaries of Aames Investment Corporation and the record owner thereof.

6.18                           Hedges. As of the Effective Date, the Sellers have not assigned, pledged, granted a security interest in or lien on or otherwise encumbered any of its rights, title or interest in and to any Interest Rate Protection Agreement, other than in favor of the Buyer.

6.19                           Regulatory Status. No Seller is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System and no Seller will become a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” unless it shall have provided the Buyer written notice thirty (30) days prior to such change.

6.20                           Real Estate Investment Trust. No REIT Seller has engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. Each REIT Seller for its current “tax year” (as defined in the Code) is and for all prior tax years subsequent to its election to be a real estate investment trust has been entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

6.21                           Compliance with Anti-Money Laundering Laws. Each Seller has complied with all applicable and Anti-Money Laundering Laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); each Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

6.22                           Solvency. After giving effect to the entering into of each Transaction, (i) the amount of the “present fair saleable value” of the assets of each Seller and of such Seller and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities of such Seller and of such Seller and its Subsidiaries, taken as a whole, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of each Seller and of such Seller and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of such Seller and of such Seller and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) no Seller, nor any Seller and its Subsidiaries, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) each Seller and such Seller and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature. For purposes of this Section 6.22, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

Section 7. Covenants of the Sellers.

Each Seller covenants and agrees with the Buyer that, so long as any Transaction is outstanding and until payment in full of all Repurchase Obligations:

7.01                           Financial Statements. Aames Investment shall deliver to the Buyer:

(a)  commencing with respect to the fiscal quarter ending on March 31, 2006, as soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year, the unaudited consolidated balance sheets of the Aames Investment and its consolidated Subsidiaries, as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Aames Investment and its consolidated Subsidiaries, for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Aames Investment, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Aames Investment and its consolidated Subsidiaries, in accordance with GAAP, consistently applied, as at the end of, and for, such quarter (subject to normal year-end audit adjustments);

(b)  commencing with respect to the fiscal year ending on December 31, 2005, as soon as available and in any event within ninety (90) days after the end of each fiscal year of Aames Investment, the consolidated balance sheets of Aames Investment and its consolidated Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Aames Investment and its consolidated Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Aames Investment and its consolidated Subsidiaries, as applicable, as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(c)  from time to time such other information regarding the financial condition, operations, or business of the Sellers or the Parent as the Buyer may reasonably request; and

(d)  as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of any Seller or the Parent knows, or with respect to any Plan or Multiemployer Plan to which any Seller or any of its Subsidiaries or the Parent or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Sellers or the Parent, as applicable, setting forth details respecting such event or condition and the action, if any, that the Sellers or any ERISA Affiliate or the Parent or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Sellers or an ERISA Affiliate or the Parent or an ERISA Affiliate with respect to such event or condition):

(i)                                     any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) calendar days after the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including without limitation the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)                                  the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Seller or an ERISA Affiliate or by the Parent or an ERISA Affiliate to terminate any Plan;

(iii)                               the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Seller or any ERISA Affiliate or the Parent or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken or is proposed to be taken by PBGC with respect to such Multiemployer Plan;

(iv)                              the complete or partial withdrawal from a Multiemployer Plan by any Seller or any ERISA Affiliate or the Parent or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Seller or any ERISA Affiliate or the Parent or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)                                 the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Seller or any ERISA Affiliate or the Parent or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) calendar days; and

(vi)                              the adoption of an amendment to any Plan that would result in the loss of tax-exempt status of the Plan and trust of which such Plan is a part if any Seller or an ERISA Affiliate or the Parent or any ERISA Affiliate fails to provide timely security to such Plan if and as required by the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA.

The Sellers and the Parent will furnish to the Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of each Seller or the Parent, as applicable, (i) stating that, to the best of such Responsible Officer’s knowledge, such Seller or the Parent, as applicable, during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Repurchase Agreement and the other Repurchase Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action such Seller or the Parent, as applicable, has taken or proposes to take with respect thereto) and (ii) showing in detail the calculations supporting such Responsible Officer’s certification of such Seller’s or the Parent’s, as applicable, compliance with the requirements of Sections 7.14 and 7.15.

7.02                           Litigation.  Each Seller will promptly, and in any event within ten (10) calendar days after service of process on any of the following, give to the Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting any Sellers or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $3,000,000, (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect, or (iii) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act and any rules thereunder.

7.03                           Existence, etc.  Each Seller will:

(a)  preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that nothing in this Section 7.03(a) shall prohibit any transaction expressly permitted under Section 7.04 hereof);

(b)  comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all Prescribed Laws, all environmental laws, all laws with respect to unfair and deceptive lending practices and Predatory

Lending Practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c)  keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d)  not move its chief executive office from the address referred to in Section 6.12 or change its jurisdiction of organization from the jurisdiction referred to in Section 6.12 unless it shall have provided the Buyer thirty (30) calendar days’ prior written notice of such change;

(e)  pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(f)  permit representatives of the Buyer, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer.

7.04                           Prohibition of Fundamental Changes.  No Seller shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that a Seller may merge or consolidate with (a) any wholly owned subsidiary of such Seller, or (b) any other Person if such Seller is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

7.05                           Margin Deficiency.  If at any time there exists a Margin Deficiency the Sellers shall cure same in accordance with Section 2.05 hereof.

7.06                           Notices. The Sellers shall give notice to the Buyer:

(a)  promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(b)  with respect to any Mortgage Loan purchased by the Buyer hereunder, a weekly report delivered on each date on which prepayments are to be remitted to the Buyer pursuant to Section 7.17 hereof, with respect to the preceding week, detailing any principal prepayments in full of any such Mortgage Loans received during such preceding week;

(c)  promptly upon receipt of notice or knowledge that the underlying Mortgaged Property related to any Purchased Loan has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Market Value of such Purchased Loan;

(d)  promptly upon receipt of notice or knowledge of (i) any default (other than a payment default) related to any Purchased Item or Collateral, (ii) any Lien or security interest (other than security interests created hereby or by the other Repurchase Documents) on, or claim asserted against, any Purchased Item or Collateral or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(e)  via Electronic Transmission with respect to any Purchased Loan subject to a Transaction outstanding hereunder, within two (2) calendar days upon receipt of notice that such Purchased Loan has been rejected for purchase by a buyer of mortgage loans (the “Prospective Buyer”) for any reason, which notice shall include (i) the reason for rejection by such buyer and (ii) the LTV based upon an appraisal obtained by the Prospective Buyer (in the event that such LTV is greater than 95%);

(f)  promptly upon any material and adverse change in the market value of all of the Sellers’ assets taken as a whole;

(g)  promptly upon notice or knowledge of the occurrence of any event (other than a Reportable Event) described in Section 8(n) hereof without regard to its materiality; and

(h)  promptly upon notice or knowledge of the occurrence of any material Reportable Event.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of each Seller setting forth details of the occurrence referred to therein and stating what action such Seller has taken or proposes to take with respect thereto.

7.07                           Hedging. Each Seller shall deliver to the Buyer monthly a written summary of the notional amount of all outstanding Interest Rate Protection Agreements.

7.08                           Reports. The Sellers shall provide the Buyer with a quarterly report, which report shall include, among other items, a summary of the Sellers’ delinquency and loss experience with respect to mortgage loans serviced by such Seller, any Servicer or any designee of either, plus any such additional reports as the Buyer may reasonably request with respect to the Sellers’ or any Servicer’s servicing portfolio or pending originations of mortgage loans.

7.09                           Underwriting Guidelines. Each Seller shall provide to the Buyer a copy of any material changes to the Underwriting Guidelines prior to the effectiveness of any such change. The Buyer shall use commercially reasonable efforts to notify the Sellers within seven (7) Business Days following the Buyer’s receipt of such changes if such changes are acceptable. If such changes are not acceptable to the Buyer, in its sole discretion, any proposed Purchased Loan which is originated in accordance with the Underwriting Guidelines as so changed shall not constitute an Eligible Mortgage Loan. Each Seller shall originate Eligible Mortgage Loans in a manner which is consistent with sound underwriting and appraisal practices, and in compliance with applicable federal and state consumer protection laws including, without limitation, all laws with respect to unfair or deceptive practices and all laws relating to Predatory Lending Practices.

7.10                           Transactions with Affiliates. No Seller will enter into any transaction, including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Repurchase Agreement, (b) in the ordinary course of such Seller’s business and (c) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.10 to any Affiliate. In no event shall any Seller sell to the Buyer hereunder any Eligible Mortgage Loan acquired by such Seller from an Affiliate of such Seller other than a party to this Repurchase Agreement.

7.11                           Limitation on Liens. The Sellers will defend the Purchased Items and the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to and Purchased Item or Collateral, other than the security interests created under this Repurchase Agreement, and the Sellers will defend the right, title and interest of the Buyers in and to the Purchased Items and the Collateral against the claims and demands of all persons whomsoever.

7.12                           Limitation on Guarantees. No Seller shall create, incur, assume or suffer to exist any additional Guarantee at any time when, after giving effect to such Guarantee, such Seller shall have defaulted in any of its obligations under Sections 7.14 or 7.15 hereof.

7.13                           Limitation on Distributions. After the occurrence and during the continuation of any Default, no Seller shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of such Seller, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of such Seller, either directly or indirectly, whether in cash or property or in obligations of such Seller or any of such Seller’s consolidated Subsidiaries, except distributions in cash or other property to the extent required to satisfy the REIT Distribution Requirement.

7.14                           Financial Covenants.

(a)  Maintenance of Tangible Net Worth. Aames Investment shall not permit its Tangible Net Worth at any time to be less than the sum of $250,000,000 plus fifty percent (50%) of any additional equity raised in a public offering by Aames Investment from and after the Effective Date.

(b)  Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. Aames Investment shall not permit the ratio of its Total Indebtedness to Tangible Net Worth at any time, from and after the Effective Date, to be greater than 15.0 to 1.0.

(c)  Maintenance of Ratio of Adjusted Indebtedness to Tangible Net Worth. Aames Investment shall not permit the ratio of its Adjusted Indebtedness to Tangible Net Worth at any time, from and after the Effective Date, to be greater than 5.0 to 1.0.

(d)  Maintenance of Profitability. Aames Investment shall not permit its Net Income before tax, generated over any two consecutive fiscal quarters, measured on the last day of each fiscal quarter, to be less than $1.00, commencing with respect to the two consecutive fiscal quarters ending on December 31, 2005.

(e)  Maintenance of Liquidity. Aames Investment shall, as of the end of any calendar quarter, have unencumbered Cash Equivalents, cash and available borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse or working capital facilities, on a consolidated basis in an amount greater than or equal to $65,000,000.

7.15                           [Reserved]

7.16                           No Adverse Selection. No Seller has selected any Purchased Items or Collateral in a manner so as to adversely affect the Buyer’s interests.

7.17                           Remittance of Prepayments. The Sellers shall remit, with sufficient detail to enable the Buyer to appropriately identify the Purchased Loan to which any amount remitted applies, to the Buyer on each Thursday (or the next Business Day if such Thursday is not a Business Day) all principal prepayments in full (but not in part) that the Sellers have received during the previous week that are not paid directly to the Buyer. All principal amounts so remitted shall be applied to the prepayment of the Repurchase Price then outstanding in respect of the related Transaction.

7.18                           Servicer; Servicer Report. The Sellers shall provide, or shall cause each Servicer to provide, to the Buyer on or before the tenth (10th) Business Day of each month a Servicer Report with respect to all Purchased Loans related to Transactions outstanding hereunder and, in connection with the effectiveness of Regulation AB promulgated by the Securities and Exchange Commission (as such regulation may be amended or modified from time to time, “Reg AB”), each Seller shall provide, or shall cause each Servicer to cooperate with the Buyer in providing, such statements and reports as are required by and in conformance with Reg AB.

Section 8. Events of Default.

Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a)  any Seller shall default in the payment of any Repurchase Price or Price Differential on any Transaction when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment or repurchase); or

(b)  any Seller shall fail to cure any Margin Deficiency in accordance with Section 2.05 of this Repurchase Agreement; or

(c)  any Seller shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document after notification by the Buyer of such default, and such default shall have continued unremedied for five (5) Business Days; or

(d)  any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by any Seller or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Recognized Value of the Purchased Loans; unless (i) such Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(e)  any Seller shall fail to comply with the requirements of Section 7.03(a), Section 7.04, Section 7.06(a) or Sections 7.09 through 7.18 hereof and such default shall continue unremedied for a period of one (1) Business Day; or any Seller shall otherwise fail to comply with the requirements of Section 7.03 hereof and such default shall continue unremedied for a period of five (5) Business Days; or any Seller or the Parent shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement or any other Repurchase Document and such failure to observe or perform shall continue unremedied for a period of seven (7) Business Days; or

(f)  a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against any Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) calendar days from the date of entry thereof, and no Seller or any such Affiliate shall, within said period of thirty (30) calendar days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(g)  any Seller shall admit in writing its inability to pay its debts as such debts become due; or

(h)  any Seller or any of its Affiliates shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(i)  a proceeding or case shall be commenced, without the application or consent of any Seller or any of its Affiliates, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of any Seller or any such Affiliate or of all or any substantial part of its property, or (iii) similar relief in respect of any Seller or any such Affiliate under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of thirty (30) or more calendar days; or an order for relief against any Seller or any such Affiliate shall be entered in an involuntary case under the Bankruptcy Code; or

(j)  the Custodial Agreement (without provisions for a replacement custodial agreement acceptable to the Buyer) or any Repurchase Document shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Seller; or

(k)  any Seller shall grant, or suffer to exist, any Lien on any Purchased Item or Collateral except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items and the Collateral in favor of the Buyer or shall be Liens in favor of any Person other than the Buyer; or

(l)  any Seller or any of such Seller’s Affiliates shall be in default under any note, indenture, loan agreement, guaranty, swap agreement or any other contract to which it is a party, including, without limitation, any MS Indebtedness, which has an aggregate face or principal amount of $1,000,000 or more, which default (i) involves the failure to pay a matured obligation, or (ii) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract; or

(m)  any materially adverse change in the Property, business, financial condition or prospects of any Seller or any of its Affiliates shall occur, in each case as determined by the Buyer in its sole discretion, or any other condition shall exist which, in the Buyer’s sole discretion, constitutes a material impairment of any Seller’s ability to perform its obligations under this Repurchase Agreement or any other Repurchase Document; or

(n)  the discovery by the Buyer of a condition or event which existed at or prior to the execution hereof and which the Buyer, in its sole discretion, determines materially and adversely affects: (i) the condition (financial or otherwise) of any Seller, its Subsidiaries or Affiliates; or (ii) the ability of any Seller to fulfill its respective obligations under this Repurchase Agreement; or

(o)  (i)  Tangible Net Worth on a consolidated basis on any given day shall be less than an amount equal to the sum of $250,000,000 plus fifty percent (50%) of any additional equity raised in a public offering by Aames Investment from and after the Effective Date;

(ii)                                  the Leverage Ratio shall at any time be greater than 15.0 to 1.0;

(iii)                               the ratio of Adjusted Indebtedness to Tangible Net Worth shall at any time be greater than 5.0 to 1.0;

(iv)                              Net Income before tax, generated over any two consecutive fiscal quarters, measured on the last day of each fiscal quarter, shall be less than $1.00, commencing with respect to the two consecutive fiscal quarters ending on December 31, 2005; or

(v)                                 Aames Investment shall, as of the end of any calendar month, have unencumbered Cash Equivalents, cash and available borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts)

under committed warehouse or working capital facilities, on a consolidated basis in an amount less than $65,000,000; or

(p)  MS & Co.’s corporate bond rating has been lowered or downgraded to a rating below A- by S&P or A3 by Moody’s and any Seller shall have failed to repay all amounts owing to the Buyer under this Repurchase Agreement and the other Repurchase Documents within ninety (90) calendar days following such downgrade.

Section 9. Remedies Upon Default.

(a)  An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing. Upon the occurrence of one or more Events of Default hereunder, the Buyer’s obligation to enter into additional Transactions hereunder shall automatically terminate without further action by any Person. Upon the occurrence of one or more Events of Default other than those referred to in Section 8(g) or 8(h), the Buyer may immediately declare the aggregate Repurchase Price of all outstanding Transactions to be immediately due and payable, together with all Price Differential thereon and fees and expenses accruing under this Repurchase Agreement. Upon the occurrence and during the continuance of an Event of Default referred to in Section 8(g) or 8(h), such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Seller.

(b)  Upon the occurrence of one or more Events of Default, the Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of the Seller relating to the Purchased Items and the Collateral and all documents relating to the Purchased Items and the Collateral which are then or may thereafter come in to the possession of the Sellers or any third party acting for the Sellers and the Sellers shall deliver to the Buyer such assignments as the Buyer shall request. The Buyer shall be entitled to specific performance of all agreements of the Sellers contained in this Repurchase Agreement.

Section 10. No Duty of Buyer.

The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Purchased Items and the Collateral and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11. Miscellaneous.

11.01                     Waiver. No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02                     Notices.  Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telex, telecopy or facsimile) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party provided, that a copy of all notices given under Section 7.01 shall simultaneously be delivered to Credit Department, Morgan Stanley, 1221 Avenue of the Americas, 35th Floor, New York, New York 10036; Attention: Cindy Tse. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex, telecopy facsimile (with written confirmation of receipt) or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

11.03                     Indemnification and Expenses.

(a)  Each Seller agrees to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or assessed against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Sellers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation, laws with respect to unfair or deceptive lending practices, and Predatory Lending Practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, each Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller. Each Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Repurchase

Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. Each Seller hereby acknowledges that the obligations of such Seller under the Repurchase Documents are recourse obligations of such Seller.

(b)  The Sellers agree, jointly and severally, to pay as and when billed by the Buyer all of the out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. The Sellers agree, jointly and severally, to pay as and when billed by the Buyer all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation (i) all the reasonable fees, disbursements and expenses of counsel to the Buyer (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to the Purchased Items and the Collateral under this Repurchase Agreement, including, but not limited to, those costs and expenses incurred by the Buyer pursuant to Sections 11.03(a), 11.15 and 11.16 hereof and (iii) all reasonable costs and expenses incurred by the Buyer in connection with the underwriting or re-underwriting of any Purchased Loan (including any proposed Purchased Loan) from time to time.

11.04                     Amendments.  Except as otherwise expressly provided in this Repurchase Agreement, any provision of this Repurchase Agreement may be modified or supplemented only by an instrument in writing signed by the Sellers and the Buyer and any provision of this Repurchase Agreement may be waived by the Buyer.

11.05                     Assignments and Participations.

(a)  No Seller may assign or delegate any of its rights or obligations under this Repurchase Agreement without the express written consent of the Buyer and any assignment or delegation that is attempted in contravention of this provision shall be null and void, ab initio. The Buyer may assign and delegate to one or more Affiliates of the Buyer all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that the parties to each such assignment shall execute and deliver an Assignment and Acceptance substantially in the form of Exhibit H, with appropriate completions (an “Assignment and Acceptance”).

(b)  Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Buyer hereunder, and (ii) the Buyer assignor thereunder shall, to the extent that any rights and obligations hereunder have been assigned and delegated by it, and accepted and assumed by the assignee, pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Repurchase Agreement.

(c)  The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the

Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Seller shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under and in respect of this Repurchase Agreement and the other Repurchase Documents. Notwithstanding the terms of Section 3.03, each participant of the Buyer shall be entitled to the additional compensation and other rights and protections afforded the Buyer under Section 3.03 to the same extent as the Buyer would have been entitled to receive them with respect to the participation sold to such participant.

(d)  The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.05, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to any Seller or any of their Subsidiaries or to any aspect of the Loans that has been furnished to the Buyer by or on behalf of any Seller or any of their Subsidiaries.

(e)  The Buyer may at any time create a security interest in all or any portion of its rights under this Repurchase Agreement (including, without limitation, the Repurchase Obligations owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Buyer from its obligations hereunder.

(f)  Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Buyer may assign all or any portion of its rights and obligations hereunder to any Person, provided that upon the effective date of such assignment such Person shall become a party hereto and a Buyer hereunder and shall be (i) entitled to all the rights, benefits and privileges accorded the Buyer under the Repurchase Documents, and (ii) subject to all the duties and obligations of the Buyer under the Repurchase Documents.

11.06                     Successors and Assigns.  This Repurchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.07                     Survival.  The obligations of each Seller under Sections 3.03 and 11.03 hereof shall survive the payment of the Repurchase Obligations relating to all Transactions and the termination of this Repurchase Agreement. In addition, each representation and warranty made or deemed to be made by a request for a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived, by reason of entering into any Transaction, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Transaction was entered into.

11.08                     Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

11.09                     Counterparts.  This Repurchase Agreement may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Repurchase Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Repurchase Agreement.

11.10                     Repurchase Agreement Constitutes Security Agreement; Governing Law.  This Repurchase Agreement shall be governed, and construed and interpreted in accordance with, the laws of the State of New York, and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

11.11                     Submission To Jurisdiction; Waivers.  Each Seller hereby irrevocably and unconditionally:

(A)                              SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)                                CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)                                AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)                               AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

11.12                     WAIVER OF JURY TRIAL. EACH SELLER AND THE BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT,

ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.13                     Acknowledgments. Each Seller hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(b)  the Buyer has no fiduciary relationship to any Seller, and the relationship between each Seller and the Buyer is solely that of seller and buyer; and

(c)  no joint venture exists between the Buyer and any Seller.

11.14                     Hypothecation or Pledge of Purchased Items. The Buyer shall have free and unrestricted use of all Purchased Items and Collateral and nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with any Purchased Items or Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating any Purchased Items or Collateral, on terms, and subject to conditions, within the Buyer’s absolute discretion. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Items or Collateral delivered to the Buyer by the Sellers.

11.15                     Servicing.

(a)  Each Seller covenants to maintain or cause to be maintained the servicing of the Purchased Loans in conformity with Accepted Servicing Practices and in a manner at least equal in quality to the servicing such Servicer provides for mortgage loans which it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which all the Repurchase Obligations have been paid in full or (iii) any transfer of such servicing by the Seller.

(b)  Each Seller hereby (i) acknowledges and agrees that the Purchased Loans are being sold to the Buyer hereunder on a servicing released basis, (ii) acknowledges and agrees that the Buyer is the collateral assignee of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer files, copies of computer files, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”) and (iii) grants the Buyer, to secure the obligation of each Seller or its designee to service in conformity with this Section and any other obligation of the Sellers to the Buyer, a security interest in all Servicing Records and all servicing fees and rights relating to the Purchased Loans. The Sellers covenant to safeguard all Servicing Records and to deliver them or arrange for the relevant Servicer to deliver them promptly to the Buyer or its designee (including the Custodian) at the Buyer’s request.

(c)  The Sellers shall provide the Buyer with a copy of all servicing agreements, if any, applicable to the Purchased Loans (each, a “Servicing Agreement”), which Servicing Agreements shall be in form and substance acceptable to the Buyer, and with respect to each Servicing Agreement, the Sellers shall provide the Buyer with a properly completed and fully executed Servicer Notice and Agreement substantially in the form of Exhibit G hereto (a “Servicer Notice”). Each Seller hereby irrevocably assigns to the Buyer, and the Buyer’s successors and assigns, all right, title and interest, if any, of such Seller in, to and under, and the benefits of, each Servicing Agreement. Any successor or assignee of a Servicer shall be approved in writing by the Buyer and shall acknowledge and agree to a Servicer Notice prior to such successor’s assumption of servicing obligations with respect to the Purchased Loans.

(d)  After the Purchase Date for any Purchased Loan, until such Purchased Loan is repurchased by the applicable Seller and possession thereof is relinquished by the Custodian, no Seller or Servicer will have any right to modify or alter the terms of such Purchased Loan without notice to the Buyer and no Seller will have any obligation or right to repossess such Purchased Loan or substitute another Purchased Loan, except as provided in the Custodial Agreement. Each Seller acknowledges that after the terms of a Purchased Loan are modified or altered, the Buyer may reduce the Recognized Value of such Purchased Loan as a result of such modification.

(e)  In the event that a Seller or an Affiliate of a Seller is servicing any Purchased Loans, the Buyer shall be permitted from time to time to inspect the servicing facilities of such Seller or its Affiliate, as applicable, for the purpose of satisfying the Buyer that such Seller or its Affiliate, as the case may be, has the ability to service the Purchased Loans as required under this Repurchase Agreement.

(f)  Upon the occurrence of any Event of Default, the Buyer may terminate any Servicing Agreement and in any event transfer servicing to the Buyer’s designee, at no cost or expense to the Buyer, it being agreed that the Sellers will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of the Buyer.

11.16                     Periodic Due Diligence Review. Each Seller acknowledges that the Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans (including a review of the Mortgage Loan Documents and such other documents, records, agreements, instruments, mortgaged properties or information relating to the Purchased Loans as the Buyer in its sole discretion deems appropriate to review) and the manner in which they were originated, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Seller agrees that, unless a Default has occurred (in which case no notice is required), upon reasonable (but no less than one (1) Business Day’s) prior notice to the Sellers, the Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Purchased Loans, including, without limitation, any related internal credit analyses, in the possession or under the control of the Sellers and/or, pursuant to the Custodial Agreement, the Custodian. The Sellers also shall make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Purchased Loans. Without limiting the generality of the foregoing, the Sellers acknowledge that the Buyer may enter into Transactions based solely upon the information provided by the Sellers to the Buyer in the Mortgage Loan Data File and the representations, warranties and covenants contained herein, and that the Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans related to Transactions from time to time outstanding hereunder, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Loan. The Buyer may underwrite such Purchased Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Sellers agree to cooperate with the Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of the Sellers. Each Seller further agrees that such Seller shall reimburse the Buyer for any and all out-of-pocket costs and expenses incurred by the Buyer in connection with the Buyer’s activities pursuant to this Section 11.16; provided, that so long as no Default or Event of Default shall have occurred and be continuing, the Sellers shall not be obligated to reimburse the Buyer for such out-of-pocket costs and expenses solely to the extent that the aggregate amount of such costs and expenses incurred by the Buyer during any calendar year exceeds $25,000.

11.17                     Set-Off.  In addition to any rights and remedies of the Buyer provided by this Repurchase Agreement and by law, the Buyer shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by the Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Sellers. The Buyer agrees promptly to notify the Sellers after any such set-off and application made by the Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

11.18                     Intent.

(a)  The parties intend and acknowledge that each Transaction is a “repurchase agreement” and a “master netting agreement” as each such term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Eligible Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)  It is understood that any party’s right to liquidate Purchased Loans delivered to it in connection with any Transaction entered into hereunder or to exercise any other remedies pursuant to the terms of this Repurchase Agreement, is a contractual right, to liquidate, terminate or accelerate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

(c)  The parties agree and acknowledge that, if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)  It is understood that this agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

11.19                     Disclosure Relating to Certain Federal Protections.  The parties acknowledge that they have been advised that:

(a)  in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)  in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)  in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

11.20                     Joint and Several Liability.  Each Seller hereby acknowledges and agrees that such Seller shall be jointly and severally liable to the Buyer to the maximum extent permitted by the applicable law for all representations, warranties, covenants, obligations and indemnities of the Sellers hereunder.

11.21                     Treatment of Certain Information.  Notwithstanding anything to the contrary contained herein or in any other Repurchase Document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of the Transactions contemplated by this Repurchase Agreement or any other Repurchase Document, any fact relevant to understanding the federal tax treatment thereof and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment; provided, that except as otherwise required by law, rule or regulation, no Person may disclose the name of or identifying information with respect to any party identified herein or in any other Repurchase Document or any pricing terms (including, without limitation, the Applicable Pricing

Spread and any commitment or other fees) or other nonpublic business or financial information (including Recognized Value and financial covenants) that is unrelated to the purported or claimed federal income tax treatment of the Contemplated Actions and is not relevant to understanding the purported or claimed federal income tax treatment of the transaction, without the prior consent of the Buyer.

11.22                     Substitution.  This Repurchase Agreement substitutes and replaces in its entirety the Existing Loan Agreement. All Loans, as defined in and outstanding under the Existing Loan Agreement shall, as of the Effective Date hereof, be deemed, mutatis mutandis, to be Transactions outstanding under this Repurchase Agreement and upon the Effective Date hereof, without limiting the scope of any other conforming changes necessary to be made, (i) the aggregate unpaid principal amount of all such Loans shall be deemed to be Purchase Price outstanding hereunder, (ii) all amounts of accrued and unpaid interest shall be deemed to be accrued and unpaid Price Differential hereunder, (iii) all other amounts owing by the Sellers who are borrowers under the Existing Loan Agreement shall be included in the aggregate Repurchase Price outstanding hereunder and (iv) all Collateral (as defined in and pledged under the Existing Loan Agreement) shall be deemed to be Purchased Items or Collateral hereunder, as applicable.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Repurchase Agreement to be duly executed and delivered as of the day and year first above written.

SELLERS

AAMES CAPITAL CORPORATION

By:	/s/ Jon D. Van Deuren
Name: Jon D. Van Deuren
Title: Executive Vice President and Chief Financial Officer

Address for Notices:
350 South Grand Avenue
43rd Floor
Los Angeles, California 90071
Attention: Jon Van Deuren
Executive Vice President-Finance & Chief Financial Officer
Telecopier No.: 323-210-5036
Telephone No: 323-210-4855

With a copy to:
General Counsel

AAMES FUNDING CORPORATION

By	/s/ Jon D. Van Deuren
Name: Jon D. Van Deuren
Title: Executive Vice President and Chief Financial Officer

Address for Notices:
350 South Grand Avenue
43rd Floor
Los Angeles, California 90071
Attention: Jon Van Deuren
Executive Vice President-Finance & Chief Financial Officer

Telecopier No.: 323-210-5036
Telephone No: 323-210-4855

With a copy to:
General Counsel

AAMES INVESTMENT CORPORATION

By:	/s/ Jon D. Van Deuren
Name: Jon D. Van Deuren
Title: Executive Vice President and Chief Financial Officer

Address for Notices:
350 South Grand Avenue
43rd Floor
Los Angeles, California 90071
Attention: Jon Van Deuren
Executive Vice President-Finance &
Chief Financial Officer
Telecopier No.: 323-210-5036
Telephone No: 323-210-4855

With a copy to:
General Counsel

BUYER

MORGAN STANLEY BANK

By	/s/ Andrew B. Neuberger
Name: Andrew B. Neuberger
Title: VP

Address for Notices:
2500 Lake Park Boulevard
West Valley City, Utah 84120
Attention: Richard Felix

with a copy to:
1221 Avenue of the Americas, 27th Floor
New York, New York 10020
Attention: Paul Najarian
Telecopier No.: 212-762-9495
Telephone No.: 212-762-6401

Schedule 1

REPRESENTATIONS AND WARRANTIES RE:  MORTGAGE LOANS

Part 1.               Eligible Residential Mortgage Loans

As to each residential Mortgage Loan included in the Margin Base on a Purchase Date (and the related Mortgage, Mortgage Note, Assignment of Mortgage and Mortgaged Property), each Seller shall be deemed to make the following representations and warranties to the Buyer as of such date and as of each date the Margin Base is determined (certain defined terms used herein and not otherwise defined in the Repurchase Agreement appearing in Part II to this Schedule 1):

(a)                                  Mortgage Loans as Described.  The information set forth in the Mortgage Loan Schedule with respect to the Mortgage Loan is complete, true and correct in all material respects.

(b)                                 Payments Current.  Except in the case of a Defaulted Loan and to the extent contemplated by the definition of the applicable Class of Defaulted Loan, not more than one payment required under the Mortgage Loan is delinquent. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within any applicable grace period, all in accordance with the terms of the related Mortgage Note.

(c)                                  No Outstanding Charges.  Except in the case of a Defaulted Loan, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither any Seller nor the originator from which such Seller acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder.

(d)                                 Original Terms Unmodified.  The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of the Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule.

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(e)                                  No Defenses.  The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and, except as permitted by the Underwriting Guidelines, no Mortgagor in respect of the Mortgage Loan was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. No Seller has any knowledge nor has any Seller received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(f)                                    Hazard Insurance.  The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a generally acceptable insurance carrier, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by the Sellers as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming the relevant Seller, its successors and assigns (including without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee. No such notice has been received by any Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. No Seller has engaged in, and no Seller has any knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any

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attorney, firm or other Person, and no such unlawful items have been received, retained or realized by any Seller.

(g)                                 Compliance with Applicable Laws.  Any and all material requirements of any federal, state or local law including, without limitation, usury, laws with respect to unfair and deceptive lending practices and Predatory Lending Practices, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and each Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of the Buyer, and shall deliver to the Buyer, upon demand, evidence of compliance with all such requirements.

(h)                                 No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled, subordinated (except with respect to the senior mortgage in the case of a second priority Mortgage) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission (except to the senior mortgage in the case of a second priority Mortgage). Such Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has such Seller waived any default resulting from any action or inaction by the Mortgagor.

(i)                                     Location and Type of Mortgaged Property.  The Mortgaged Property is located in an Acceptable State as identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project of not more than four stories or such greater number of stories as shall be common for condominium projects in the location of such Mortgaged Property, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that any condominium unit or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings and that no residence or dwelling is a mobile home or a manufactured dwelling. No portion of the Mortgaged Property is used for commercial purposes.

(j)                                     Valid First or Second Lien.  The Mortgage is a valid, subsisting, enforceable and perfected first lien, in the case of a First Lien Loan, or second lien, in the case of a Second Lien Loan, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(1)                                  the lien of current real property taxes and assessments not yet due and payable;

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(2)                                  covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

(3)                                  other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

(4)                                  in the case of any Second Lien Loan, the lien of the related primary mortgage.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first or second lien and first or second priority security interest on the property described therein and such Seller has full right to sell and assign the same to the Buyer. Except with respect to Second Lien Loans, the Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security interest creating a lien subordinate to the lien of the Mortgage.

(k)                                  Validity of Mortgage Documents.  The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Each Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(l)                                     Full Disbursement of Proceeds.  The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no further requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

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(m)                               Ownership.  The relevant Seller is the sole owner and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the relevant Seller has good, indefeasible and marketable title thereto, and has full right to transfer, pledge and assign the Mortgage Loan to the Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to assign, transfer and pledge each Mortgage Loan pursuant to this Repurchase Agreement and following the pledge of each Mortgage Loan, the Buyer will hold such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Repurchase Agreement.

(n)                                 Doing Business.  All parties which have had any interest in the Mortgage Loan, whether as Mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(o)                                 LTV; CLTV; PMI.  No Mortgage Loan that is secured by a first mortgage lien on the Mortgaged Property has an LTV greater than 100%. No Mortgage Loan that is secured by a second mortgage lien on the Mortgaged Property has a CLTV greater than 100%.

(p)                                 Title Insurance.  The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions originating the same or similar types of mortgage loans in the jurisdiction wherein the Mortgaged Property is located, or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the relevant Seller, its successors and assigns, as to the first or second priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (1), (2) and (3) of paragraph (j) of this Part I of Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The relevant Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Repurchase Agreement. No claims have

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been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including any Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by any Seller.

(q)                                 No Defaults.  Other than payment delinquencies, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and no Seller nor its predecessors have waived any such default, breach, violation or event of acceleration. With respect to each Mortgage Loan secured by a second lien on the Mortgaged Property, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under the prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and (iv) either (A) the prior mortgage contains a provision that allows or (B) applicable law requires, the mortgagee under the second lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure, any default by payment in full or otherwise under the prior mortgage.

(r)                                    No Mechanics’ Liens.  There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(s)                                  Location of Improvements; No Encroachments.  All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(t)                                    Origination; Payment Terms.  The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. The Mortgage Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Mortgage Interest Rate Cap. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and/or interest, which installments of interest, with respect to adjustable rate Mortgage Loans and Interest-Only Mortgage Loans, are subject to change on the Interest Only Adjustment Date and, due to the adjustments to the Mortgage Interest Rate, on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (and such

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Mortgage Loan shall at no time prior to the stated maturity date be subject to any negative amortization), over an original term of not more than thirty (30) years from commencement of amortization, except that ‘balloon’ Mortgage Loans are subject to a ‘balloon’ payment on the stated maturity date and may have a maturity date of up to forty (40) years. Except with respect to Interest-Only Mortgage Loans the due date of the first principal payment under the Mortgage Note is no more than sixty (60) calendar days after the date of the Mortgage Note.

(u)                                 Customary Provisions.  The Mortgage Note has a stated maturity. The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption (other than under the Servicemembers Civil Relief Act) available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(v)                                 Conformance with Underwriting Guidelines and Agency Standards.  The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines. The Mortgage Note and Mortgage are on forms similar to those used by Freddie Mac or Fannie Mae, except with respect to prepayment penalties, and no Seller has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.

(w)                               Occupancy of the Mortgaged Property.  As of the Purchase Date, the Mortgaged Property (other than with respect to Second Lien Loans) is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. No Seller has received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. No Seller has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence, unless otherwise indicated in the Mortgage File and Mortgage Loan Schedule.

(x)                                   No Additional Collateral.  The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above.

(y)                                 Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or

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will become payable by the Custodian or the Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(z)                                   Delivery of Mortgage Documents.  The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. A Seller or its agent is in possession of a complete, true and accurate Mortgage File in compliance with the Custodial Agreement, except for such documents the originals of which have been delivered to the Custodian. With respect to each Mortgage Loan for which a lost note affidavit has been delivered to the Custodian in place of the original Mortgage Note, the related Mortgage Note is no longer in existence, and, if such Mortgage Loan is subsequently in default, the enforcement of such Mortgage Loan or of the related Mortgage by or on behalf of the Buyer will not be affected by the absence of the original Mortgage Note.

(aa)                            Transfer of Mortgage Loans.  The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(bb)                          Due-On-Sale.  The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder.

(cc)                            No Buydown Provisions; No Graduated Payments or Contingent Interests.  The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by any Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. No Mortgage Loan provides for interest payable on a simple interest basis.

(dd)                          Consolidation of Future Advances.  Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority, in the case of a first Mortgage, or second lien priority, in the case of a second mortgage, by a title insurance policy, an endorsement to the policy insuring the Mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(ee)                            Mortgaged Property Undamaged.  The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There

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have not been any condemnation proceedings with respect to the Mortgaged Property and no Seller has any knowledge of any such proceedings.

(ff)                                Collection Practices; Escrow Deposits; Interest Rate Adjustments.  The origination and collection practices used by the originator, each servicer of the Mortgage Loan and the relevant Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Sellers and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in material compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Sellers have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(gg)                          Conversion to Fixed Interest Rate.  With respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

(hh)                          Other Insurance Policies.  No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by any Seller or by any officer, director, or employee of any Seller or any designee of any Seller or any corporation in which any Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(ii)                                  Servicemembers Civil Relief Act.  The Mortgagor has not notified the related Seller, and such Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003 (formerly known as the Soldiers’ and Sailors’ Civil Relief Act of 1940) or any similar state or local laws.

(jj)                                  Appraisal.  The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the Sellers, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

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(kk)                            Disclosure Materials.  The Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and the relevant Seller maintains such statement in the Mortgage File.

(ll)                                  Construction or Rehabilitation of Mortgaged Property.  No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(mm)                      No Defense to Insurance Coverage.  No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to any Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of any Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(nn)                          Capitalization of Interest.  The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(oo)                          No Equity Participation.  No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and no Seller has financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(pp)                          No Violation of Environmental Laws.  The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving any Mortgaged Property of which the Seller is aware in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property.

(qq)                          Withdrawn Mortgage Loans.  If the Mortgage Loan has been released to any Seller pursuant to a Request for Release as permitted under Section 5 of the Custodial Agreement, then the promissory note relating to the Mortgage Loan was returned to the

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Custodian within ten (10) days (or if such tenth (10th) day was not a Business Day, the next succeeding Business Day).

(rr)                                Origination Date.  The Origination Date is no earlier than three (3) months prior to the date the Mortgage Loan is first included in the Margin Base.

(ss)                            No Exception.  The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Buyer’s security interest, granted by the Sellers, in the Mortgage Loan.

(tt)                                The Mortgagor.  The Mortgagor is one or more natural persons and/or an Illinois land trust or a “living trust” and such “living trust” is in compliance with Fannie Mae or Freddie Mac guidelines. In the event the Mortgagor is a trust, the trustee of such trust is a natural person and is an obligor under the Mortgage Note in his or her individual capacity.

(uu)                          Mortgage Submitted for Recordation.  The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(vv)                          Homeownership and Equity Protection Act; No High Cost Loans.  No Mortgage Loan is (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 as amended, or (b) a “high cost,” “threshold,” “covered,” “predatory,” “abusive,” or similarly defined loan, including refinance loans, under any other Applicable Law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees), provided that any Mortgage Loan secured by a Mortgaged Property in Illinois characterized as a “threshold” loan shall not be a “high cost” loan unless it is characterized as “predatory” under applicable local law or (c) a “High Cost Loan” or “Covered Loan” as defined in the current S&P LEVELS® Glossary; the Company has implemented and conducted compliance procedures to determine if each Mortgage Loan is “high-cost” home loan under the Applicable Laws and performed a review of the disclosure provided to the related Mortgagor in accordance with such laws and the related Mortgage Note in order to determine that such Mortgage Loan, if subject to any such law, does not violate any such law. Any breach of this representation shall be deemed to materially and adversely affect the interests of the owner of the Mortgage Loan and shall require a repurchase of the affected Mortgage.

(ww)                      Origination.  Each Mortgage Loan was originated by or purchased by a Seller.

(xx)                              FICO Score.  The Mortgagor related to such Mortgage Loan does not have a FICO score below 500.

(yy)                          Adjustments.  All of the terms of the related Mortgage Note pertaining to interest adjustments, payment adjustments and adjustments of the outstanding principal balance, if any, are enforceable and such adjustments on such Mortgage Loan have been made properly and in accordance with the provisions of such Mortgage Loan.

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(zz)                              Leaseholds.  If the Mortgage Loan is secured by a leasehold estate:   (1) the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (2) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise; (3) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the related Closing Date; (4) the Mortgagor enjoys the quiet and peaceful possession of the leasehold estate; (5) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances which, with the passage of time or the giving of notice, or both, would result in a default under such ground lease; (6) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed; (7) the lessor under such ground lease has satisfied any repair or construction obligations due as of the related Closing Date pursuant to the terms of such ground lease; (8) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease; (9) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; (10) the ground lease is assignable or transferable; (11) the ground lease does not provide for termination of the lease in the event of lessee’s default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (12) the ground lease permits the mortgaging of the related Mortgaged Property; (13) the ground lease protects the mortgagee’s interests in the event of a property condemnation; and (14) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located.

(aaa)                      No Litigation Pending.  There is no action, suit, proceeding or investigation pending, or to the Seller’s knowledge threatened, that is related to the Mortgage Loan and likely to affect materially and adversely the servicing of such Mortgage Loan.

(bbb)                   No Arbitration Provisions.  No Mortgagor agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the related Mortgage Loan or the origination thereof.

(ccc)                      Down Payment.  The source of the down payment, if any, with respect to each Mortgage Loan has been fully verified by such Seller as and if required pursuant to the Underwriting Guidelines.

(ddd)                   Broker Fees.  With respect to any broker fees collected and paid on any of the Mortgage Loans, all broker fees have been properly assessed to the borrower and no claims will arise as to broker fees that are double charged and for which the borrower would be entitled to reimbursement.

(eee)                      Second Mortgages.  With respect to each Mortgage Loan secured by a second lien on the related Mortgaged Property:

(i)                                     if the Loan-to-Value Ratio is higher than 70%, either the related first lien does not provide for a balloon payment or the maturity date of each Mortgage Loan with respect to which a first lien on the related Mortgaged Property provides for a balloon payment is prior to the maturity date of the mortgage loan relating to such first lien;

1-12

(ii)                                  the related first lien on any Mortgaged Property with respect to which the related Mortgage Loan secured by a second lien does not provide for negative amortization;

(iii)                               either no consent for the Mortgage Loan secured by a second lien on the related Mortgaged Property is required by the holder of the related first lien or such consent has been obtained and is contained in the Mortgage File; and

(iv)                              where required or customary in the jurisdiction in which the related Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the senior lienholder under the related First Lien, and the original lender has notified any senior lienholder in writing of the existence of the second lien Mortgage Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder.

1-13

Part 1.               Defined Terms

In addition to terms defined elsewhere in the Repurchase Agreement, the following terms shall have the following meanings when used in this Schedule 1:

“Acceptable State” shall mean any state notified by the Sellers to the Buyer from time to time and approved in writing by the Buyer, which approval has not been revoked by the Buyer in their sole discretion, any such notice of revocation to be given no later than ten (10) Business Days prior to its intended effective date.

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

“ALTA” means the American Land Title Association.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Best’s” means Best’s Key Rating Guide, as the same shall be amended from time to time.

“CLTV” shall mean with respect to any Second Lien Loan, the ratio of the sum of the outstanding principal amount of the Second Lien Loan plus the outstanding principal amount of the first priority mortgage loan secured by the same Mortgaged Property to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within six (6) months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property, which CLTV shall be calculated in accordance with the Underwriting Guidelines.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Escrow Payments” means with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

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“Gross Margin” means with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Index” means with respect to each adjustable rate Mortgage Loan, the index set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

“Insurance Proceeds” means with respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

“Interest Only Adjustment Date” means, with respect to each Interest-Only Mortgage Loan, the date specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Rate Adjustment Date” means with respect to each adjustable rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

“Loan-to-Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) in the case of a purchase money mortgage loan, the purchase price of the Mortgaged Property.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Mortgage Note for an adjustable rate Mortgage Loan.

“Mortgage Interest Rate” means the annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time with respect to adjustable rate Mortgage Loans.

“Mortgage Interest Rate Cap” means with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgagee” means the relevant Seller or any subsequent holder of a Mortgage Loan.

“Origination Date” shall mean, with respect to each Mortgage Loan, the date of the Mortgage Note relating to such Mortgage Loan, unless such information is not provided by the relevant Seller with respect to such Mortgage Loan, in which case the Origination Date shall be deemed to be the date that is forty (40) days prior to the date of the first payment under the Mortgage Note relating to such Mortgage Loan.

“PMI Policy” or “Primary Insurance Policy” means a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Qualified Insurer” means an insurance company duly qualified as such under the laws of the states in which the Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, and

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approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance.

“Servicing File” means with respect to each Mortgage Loan, the file retained by the Sellers consisting of originals of all documents in the Mortgage File which are not delivered to a Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

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Schedule 2

FILING JURISDICTIONS AND OFFICES; IDENTIFICATION NUMBERS

Seller	Filing Jurisdiction and Office	Federal Tax ID Nbr	Organizational ID Nbr

Aames Capital	Secretary of State, California	95-4438859	C1729815

Aames Funding	Secretary of State, California	95-2622032	C0553091

Aames Investment	Department of Assessments and Taxation, Maryland	34-1981408	D07810567

Schedule 3

CAPITALIZATION

Issuer	Number of Shares	Holder

Aames Capital Corporation	100 shares	Aames Financial Corporation

Aames Funding Corporation	66 2/3 shares	Aames Financial Corporation

Schedule 4

SERVICING FIELDS

•                  Loan ID

•                  Name

•                  Paid To Date

•                  Current Balance

•                  P&I

•                  Rate

Schedule 5

TRADE NAMES

Aames Capital Corporation:	Aames Home Loan

Aames Funding Corporation:	The Center for Loan Servicing Wilshire Reconveyance, Inc. Aames Mortgage, Inc.

Aames Investment Corporation:	[None]

Exhibit A

FORM OF CUSTODIAL AGREEMENT

Exhibit B

FORM OF TAKEOUT PROCEEDS IDENTIFICATION LETTER

[Date]

Morgan Stanley Bank
1221 Avenue of the Americas
27th Floor
New York, New York 10020

Ladies and Gentlemen:

On [date] the Takeout Investor previously identified to you with respect to the Mortgage Loan(s) referenced on Exhibit A attached hereto wired to your account at                          , [total amount of wire]. Contained within the total amount of the wire was a disbursement amount of                . This amount represents proceeds for one or more Mortgage Loans which were not purchased through Morgan Stanley Bank the details of which are:

Mortgage Loan #:

Obligor’s name:

Mortgage Loan #:

Obligor’s name:

[list additional Mortgage Loans, if necessary]

Please wire these funds to:

[insert wire instructions here]

Very truly yours,

By:
Name:
Title:

Exhibit C

FORM OF OPINION OF COUNSEL TO SELLERS

Exhibit D

FORM OF TRANSACTION REQUEST

Master Repurchase Agreement, dated as of December 2, 2005 (the “Repurchase Agreement”), by and among Aames Capital Corporation (“Aames Capital”), Aames Funding Corporation (“Aames Funding”) and Aames Investment Corporation (“Aames Investment” and together with Aames Capital and Aames Funding,  collectively, the “Sellers”, each a “Seller”) and Morgan Stanley Bank (the “Buyer”).

Buyer:	Morgan Stanley Bank

Seller:	[Aames Capital Corporation
Aames Funding Corporation
Aames Investment Corporation]

Requested Purchase Date:

Transmission Date:

Transmission Time:

Eligible Mortgage Loans to be Purchased:  (See attached)

UPB:  $

Requested Wire Amount:  $

Wire Instructions:

Requested by:

AAMES CAPITAL CORPORATION

By:
Name:
Title:

AAMES FUNDING CORPORATION

By:
Name:
Title:

AAMES INVESTMENT CORPORATION

By:
Name:
Title:

Attachment 1

SCHEDULE OF MORTGAGE LOANS PROPOSED TO BE PLEDGED

Attachment 2

OFFICER’S CERTIFICATE

The undersigned hereby certifies to the Buyer on behalf of the Seller, as of the requested Purchase Date, that:

a)                                      no Default or Event of Default has occurred and is continuing on the date hereof nor will occur after giving effect to the requested Transaction;

b)                                     each of the representations and warranties made by the Sellers in or pursuant to the Repurchase Documents is true and correct in all material respects on and as of such date (in the case of the representations and warranties in respect of Mortgage Loans, solely with respect to Mortgage Loans being included the Margin Base on such Purchase Date) as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

c)                                      each Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions.

Responsible Officer Certification:

By:
Name:
Title:

Exhibit E-1

FORM OF SELLER’S RELEASE LETTER

[Date]

Morgan Stanley Bank
2500 Lake Park Boulevard
West Valley City, Utah  84120

Re:                               Master Repurchase Agreement, dated as of December 2, 2005 (the “Repurchase Agreement”), by and among Aames Capital Corporation (“Aames Capital”), Aames Funding Corporation (“Aames Funding”) and Aames Investment Corporation (“Aames Investment” and together with Aames Capital and Aames Funding,  collectively, the “Sellers”, each a “Seller”) and Morgan Stanley Bank (the “Buyer”)

Ladies and Gentlemen:

With respect to the mortgage loans described in the attached Schedule A (the “Mortgage Loans”) we hereby certify to you that the Mortgage Loans are not subject to a lien of any third party and we hereby release all right, interest or claim of any kind with respect to such Mortgage Loans, such release to be effective automatically without further action by any party upon payment from the Buyer of the amount of Purchase Price for the Mortgage Loans contemplated under the Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Repurchase Agreement.

Very truly yours,

[SELLER]

By:
Name:
Title:

E-1

Exhibit E-2

FORM OF WAREHOUSE LENDER’S RELEASE LETTER

(Date)

Morgan Stanley Bank
2500 Lake Park Boulevard
West Valley City, Utah  84120

Re:                               Certain Mortgage Loans Identified on Schedule A hereto and owned by [Aames Capital Corporation / Aames Funding Corporation / Aames Investment Corporation]

The undersigned hereby releases all right, interest, lien or claim of any kind with respect to the mortgage loan(s) described in the attached Schedule A, such release to be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds of $                              , in accordance with the following wire instructions:

Very truly yours,

[WAREHOUSE LENDER]

By:
Name:
Title:

E-2

Exhibit F

UNDERWRITING GUIDELINES

[Sellers to Provide]

Exhibit G

FORM OF SERVICER NOTICE AND AGREEMENT

                         , 200

[SERVICER], as Servicer
[ADDRESS]
Attention:

Re:                               Master Repurchase Agreement, dated as of December 2, 2005 (the “Repurchase Agreement”), by and among Aames Capital Corporation (“Aames Capital”), Aames Funding Corporation (“Aames Funding”) and Aames Investment Corporation (“Aames Investment” and together with Aames Capital and Aames Funding,  collectively, the “Sellers”, each a “Seller”) and Morgan Stanley Bank (the “Buyer”).

Ladies and Gentlemen:

[SERVICER] (the “Servicer”) is servicing certain mortgage loans for the Seller(s) pursuant to certain Servicing Agreements (each, a “Servicing Agreement”) between the Servicer and such Sellers. Pursuant to the Repurchase Agreement between the Buyer and the Sellers, the Servicer is hereby notified that the Sellers have sold to the Buyer certain mortgage loans which are serviced by the Servicer (the “Purchased Loans”) and have granted the Buyer a back up security interest in the Purchase Loans.

Upon receipt from the Buyer of a notice Event of Default (a “Notice of Event of Default”)  in which the Buyer shall identify the Purchased Loans, the Servicer shall segregate all amounts collected on account of such Purchased Loans, hold them in trust for the sole and exclusive benefit of the Buyer, and remit such collections in accordance with the Buyer’s written instructions. Following such Notice of Event of Default, the Servicer shall follow the instructions of the Buyer with respect to the Purchased Loans, and shall deliver to the Buyer any information with respect to the Purchased Loans reasonably requested by the Buyer. The Servicer acknowledges and agrees that it is holding and servicing the Purchased Loans for the benefit of the Buyer and that the Buyer may from time to time inspect such Servicer’s servicing facilities.

Notwithstanding any contrary information or direction which may be delivered to the Servicer by any Seller, the Servicer may conclusively rely on any information, direction or notice of an Event of Default delivered by the Buyer, and the Sellers shall indemnify and hold the Servicer harmless for any and all claims asserted against the Servicer for any actions taken in good faith by the Servicer in connection with the delivery of such information or Notice of Event of Default. Each of the Sellers and the Servicer acknowledges and agrees that the Buyer shall have no duties and shall not assume any obligations of the related Seller or the Servicer with respect to servicing the Purchased Loans, including without limitation, duties owed to the Servicer, payment of any reimbursement or indemnification, or payment of any servicing fees or any other fees due the Servicer.

Notwithstanding anything to the contrary contained herein or in any Servicing Agreement, the Servicer hereby acknowledges that the Buyer may terminate such Servicing Agreement upon the occurrence of an Event of Default under the Repurchase Agreement at no cost or expense to the Buyer.

No provision of this letter may be amended, countermanded or modified without the prior written consent of the Buyer. The Buyer is an intended third party beneficiary of this letter.

Please acknowledge receipt and your agreement to the terms of this instruction letter by signing in the signature block below and forwarding an executed copy to the Buyer promptly upon receipt. Any notices to the Buyer should be delivered to the following address: 2500 Lake Park Boulevard, West Valley City, Utah, 84120 Attention: Richard Felix; with a copy to 1221 Avenue of the Americas, 27th Floor, New York, New York 10020 Attention: Mr. Paul Najarian; Telephone: (212)762-6401; Facsimile: (212)762-9495, and to Ms. Su Bai; Telephone:  (212) 762-6789; Facsimile:  (212) 762-8896.

[SIGNATURES FOLLOW]

Very truly yours,

AAMES CAPITAL CORPORATION

By:
Name:
Title:

AAMES FUNDING CORPORATION

By:
Name:
Title:

AAMES INVESTMENT CORPORATION

By:
Name:
Title:

ACKNOWLEDGED:

as Servicer

By:
Title:
Telephone:
Facsimile:

Exhibit H

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Master Repurchase Agreement dated as of December 2, 2005 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), among Aames Capital Corporation (“Aames Capital”), Aames Funding Corporation (“Aames Funding”) and Aames Investment Corporation (“Aames Investment” and together with Aames Capital and Aames Funding,  collectively, the “Sellers”, each a “Seller”) and Morgan Stanley Bank (the “Buyer”). Capitalized terms not otherwise defined herein shall have the same meanings as specified therefor in the Repurchase Agreement.

Each “Assignor” referred to on Schedule I hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule I hereto (each an “Assignee”) hereby agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule I hereto as follows:

Subject to the provisions of Section 11.05 of the Repurchase Agreement, such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Repurchase Agreement as of the Effective Date (as hereinafter defined) equal to the percentage interest specified on Schedule I hereto of all outstanding rights and obligations under the Repurchase Agreement (collectively, the “Assigned Interests”).

Such Assignor:

(a)                                  hereby represents and warrants that its name set forth on Schedule I hereto is its legal name, that it is the legal and beneficial owner of the Assigned Interest and that such Assigned Interest is free and clear of any adverse claim;

(b)                                 other than as provided herein, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Repurchase Agreement or any of the other Repurchase Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Repurchase Agreement or any of the other Repurchase Documents, or any other instrument or document furnished pursuant thereto; and

(c)                                  makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Sellers or the Parent or the performance or observance by the Sellers or the Parent of any of their respective Repurchase Obligations under or in respect of any of the Repurchase Documents, or any other instrument or document furnished pursuant thereto.

Such Assignee:

(a)                                  confirms that it has received a copy of the Repurchase Agreement, together with copies of the financial statements referred to in Section 7.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(b)                                 agrees that it will, independently and without reliance upon the Buyer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Repurchase Agreement;

(c)                                  represents and warrants that its name set forth on Schedule I hereto is its legal name;

(d)                                 agrees that, from and after the Effective Date, it will be bound by the provisions of the Repurchase Agreement and the other Repurchase Documents and, to the extent of the Assigned Interest, it will perform in accordance with their terms all of the obligations that by the terms of the Repurchase Agreement are required to be performed by it as a Buyer; and

(e)                                  The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date specified on Schedule I hereto.

As of the Effective Date, (a) such Assignee shall be a party to the Repurchase Agreement and, to the extent that rights and obligations under the Repurchase Agreement have been assigned to it pursuant to this Assignment and Acceptance, have the rights and obligations of a Buyer thereunder and (b) such Assignor shall, to the extent that any rights and obligations under the Repurchase Agreement have been assigned by it pursuant to this Assignment and Acceptance, relinquish its rights (other than provisions of the Repurchase Documents that are specified under the terms of such Repurchase Documents to survive the payment in full of the Repurchase Obligations of the Sellers under or in respect of the Repurchase Documents) and be released from its obligations under the Repurchase Agreement (and, if this Assignment and Acceptance covers all or the remaining rights and obligations of such Assignor under the Repurchase Agreement, such Assignor shall cease to be a party thereto).

From and after the Effective Date, the Sellers shall make all payments under the Repurchase Agreement in respect of the Assigned Interest to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Repurchase Agreement for periods prior to the Effective Date directly between themselves.

This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule I hereto by telecopier shall be effective as delivery of an originally executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule I hereto to be executed by their respective officers thereunto duly authorized, as of the date specified thereon.

Schedule I
to
ASSIGNMENT AND ACCEPTANCE

Percentage interest assigned	%	%	%	%	%
Amount of Maximum Amount assigned	$	$	$	$	$
Aggregate outstanding Purchase Price of Transactions assigned	$	$	$	$	$

Effective Date:	,

Assignor
[Type or print legal name of Assignor]

By:
Name:
Title:
Dated: ,

Assignee

[Type or print legal name of Assignee]

By:
Name:
Title:
Dated: ,

Exhibit I

FORM OF NOTICE OF PREPAYMENT

[Date]

Morgan Stanley Bank
1221 Avenue of the Americas
27th Floor
New York, New York 10020

Attention:

Re:                               Aames Capital Corporation, Aames Funding Corporation and Aames Investment Corporation

Ladies and Gentlemen:

This Notice of Prepayment is delivered to you pursuant to Section 2.06 of the Master Repurchase Agreement, dated as of December 2, 2005 (as amended, supplemented, restated, or otherwise modified from time to time, the “Repurchase Agreement”) among Aames Capital Corporation (“Aames Capital”), Aames Funding Corporation (“Aames Funding”) and Aames Investment Corporation (“Aames Investment” and together with Aames Capital and Aames Funding,  collectively, the “Sellers”, each a “Seller”) and Morgan Stanley Bank (the “Buyer”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Repurchase Agreement.

The Sellers hereby irrevocably notify the Buyer that on                       , 20     the Sellers shall make a prepayment against the Repurchase Price outstanding under the Repurchase Agreement in an aggregate amount equal to $[                  ]. Such prepayment shall be applied [to all Transactions pro rata] [against the Repurchase Price for the Purchased Loans identified on Schedule A hereto]. [The Sellers request the release by the Buyer of all right, interest, lien or claim of any kind with respect to the Purchased Loans described in the attached Schedule A.]

[Signature page follows]

Each Seller has caused this Notice of Prepayment to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this     th day of                             , 20    .]

AAMES CAPITAL CORPORATION

By:
Name:
Title:

AAMES FUNDING CORPORATION

By:
Name:
Title:

AAMES INVESTMENT CORPORATION

By:
Name:
Title:

Schedule A

SCHEDULE OF PURCHASED LOANS TO BE PREPAID [/ RELEASED]